Exhibit 4

$525,000,000 REVOLVING CREDIT FACILITY
CREDIT AGREEMENT

among

BOISE CASCADE CORPORATION,

JPMORGAN CHASE BANK
as Administrative Agent,

and

THE FINANCIAL INSTITUTIONS PARTIES HERETO

Dated as of March 28, 2002

J.P. MORGAN SECURITIES INC.

and

BANC OF AMERICA SECURITIES, LLC
as Co-Lead Arrangers and Joint Bookrunners

BANC OF AMERICA SECURITIES, LLC

as Syndication Agent,

BANK OF MONTREAL
and
WACHOVIA BANK, N.A.
as Co-Documentation Agents

TABLE OF CONTENTS

ARTICLE I

Definitions

SECTION 1.01.	Certain Defined Terms	1
SECTION 1.02.	Terms Generally	11
SECTION 1.03.	Accounting Terms	12

Article II

Representations
SECTION 2.01.	Representations as of Date of Agreement	12
SECTION 2.02.	Representations for Closing and Incremental Borrowing	14

Article III

Terms of Credit

Article IV

Conditions Precedent
SECTION 4.01.	Initial Revolving Loans	32
SECTION 4.02.	Incremental Borrowings and Letters of Credit	33
SECTION 4.03.	Other Borrowings	33

Article V

Affirmative Covenants

Article VI

Negative Covenants
SECTION 6.01.	Maximum Capitalization Ratio	37
SECTION 6.02.	Interest Coverage Ratio	37
SECTION 6.03.	Minimum Net Worth	37
SECTION 6.04.	Consolidation, Merger, and Sale of All Assets	37
SECTION 6.05.	Liens	38
SECTION 6.06.	Subsidiary Indebtedness	38

Article VII

Default
SECTION 7.01.	Events of Default	39
SECTION 7.02.	Acceleration of Revolving Loans	40

Article VIII

The Administrative Agent

Article IX

Miscellaneous

SCHEDULES:
Schedule 1	Lenders, Commitments and Addressees
Schedule 2	Form of Note
Schedule 2.01(j)	Environmental Matters
Schedule 3	Form of Opinion of Company's Counsel

EXHIBITS:
Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Guarantee Agreement

          CREDIT AGREEMENT dated as of March 28, 2002, among BOISE CASCADE CORPORATION, a Delaware corporation having its principal office at 1111 W. Jefferson Street, Boise, Idaho 83728-0001 (herein called the "Company"), the undersigned financial institutions (herein collectively called the "Lenders"), and JPMORGAN CHASE BANK ("JPMorgan Chase Bank"), in its capacity as the Administrative Agent.

          The Company has requested the Lenders to extend credit to the Company for the general corporate purposes of the Company. The Lenders are prepared to extend credit as requested by the Company, on the terms hereof, and, accordingly, the parties agree as follows:

ARTICLE I

Definitions

          SECTION 1.01. Certain Defined Terms. The following definitions shall apply throughout this Agreement:

          "Administrative Agent" means JPMorgan Chase Bank, in its capacity hereunder as Administrative Agent for the Lenders.

          "Administrative Agent-Related Persons" means the Administrative Agent and any successor agent arising under Article VIII, together with their respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

          "Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Administrative Agent.

          "Affiliate" of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified.

          "Agreement" means this Credit Agreement dated as of March 21, 2002 among the Company, the Lenders and the Administrative Agent.

          "Applicable Percentage" means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an assignee, in substantially the form of Exhibit A.

          "Banking Day" means a day on which banks are required to be open for business in New York, New York and transfers of funds can be made within the Federal Reserve System and with respect to LIBOR Loans, a day on which banking transactions in United States dollar deposits between banks are carried on in London, England and New York, New York.

          "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 as amended from time to time (11 U.S.C. Section 101, et seq.).

          "Base Rate" for any day means the greater of (a) the daily Federal Funds Rate for such day plus .50% Per Annum or (b) the interest rate publicly announced by the Administrative Agent to be its "prime rate" or "base rate", as the case may be, for such day. Any change in the rate quoted by the Administrative Agent as its "prime rate" or "base rate", as the case may be, shall take effect on the day specified in the public announcement of such change.

          "Base Rate Loans" means the Revolving Loans included in a borrowing requested by the Company when the borrowing request specifies that the Borrowing Rate shall be based on the Base Rate. Each such Revolving Loan is referred to as a "Base Rate Loan".

          "BCOP" means Boise Cascade Office Products Corporation, a Delaware corporation.

          "Board of Directors" means the board of directors of the Company.

          "Borrowing Rate" means the interest rate applicable to any Revolving Loan determined pursuant to one of the two optional methods set forth in subparagraphs(a) and (b) below, as selected by the Company pursuant to the provisions of Section 3.05(a) or 3.05(b):

          (a) LIBOR. If the Company elects to use LIBOR, the Borrowing Rate shall be equal to the sum of (x) LIBOR for the Interest Period plus (y) the applicable incremental rate Per Annum as determined by the Borrowing Rate and Fee Table.

          (b) Base Rate. If the Company elects to use the Base Rate, the Borrowing Rate shall be equal to the sum of (x) Base Rate plus (y) the applicable incremental rate Per Annum as determined by the Borrowing Rate and Fee Table.

          (c) The incremental rate as determined by the Borrowing Rate and Fee Table shall be established as of the beginning of each Interest Period and shall be readjusted during such Interest Period for any changes in the Company's senior unsecured long-term debt credit rating, effective as of the date of the announcement of such rating change.

          "Borrowing Rate and Fee Table" means the following table which provides the pricing level which will be used to determine the incremental rate per annum for the Borrowing Rate applicable to any Revolving Loan and the facility fee.

BORROWING RATE AND FEE TABLE

(expressed in basis points per annum)
Pricing Level	Level 1	Level 2	Level 3	Level 4	Level 5
LIBOR Incremental Rate	37.50	55.00	77.50	100.00	132.50
Base Incremental Rate	0.00	0.00	0.00	0.00	0.00
Facility Fee	17.50	20.00	22.50	25.00	30.00

Incremental rate Per Annum and facility fee level description based on the Company's senior unsecured long-term debt rating as announced from time to time:
Level 1:	BBB+ from S&P and Baa1 from Moody's or greater.
Level 2:	BBB from S&P and Baa2 from Moody's.
Level 3:	BBB- from S&P and Baa3 from Moody's.
Level 4:	BB+ from S&P and Ba1 from Moody's.
Level 5:	Equal to or less than BB from S&P or Ba2 from Moody's, or no rating available from S&P or Moody's.

Note: In the event the ratings of the two rating agencies do not result in the same incremental rate Per Annum or facility fee, the credit rating which results in the greater incremental rate Per Annum or facility fee shall be applicable.

          "Broken Interest Period Amount" means in respect of (i) any failure to borrow following notice given pursuant to Sections 3.05(a) or 3.05(b) or (ii) any repayment of a LIBOR Loan which occurs other than at the end of an Interest Period, the amount by which (a) the interest which would have been received from the Company on the amount not borrowed or the amount prepaid in respect of the portion of the Interest Period remaining after the date of the failure to borrow or prepayment exceeds (b) the interest which the applicable Lender or Lenders could hypothetically obtain by investing the amount so prepaid or not borrowed in the interbank dollar market corresponding to the LIBOR rate in effect at the time of the failure to borrow or the prepayment for the Revolving Loan or Revolving Loans prepaid for the remaining portion of the Interest Period. The amount of hypothetical interest required for calculation of clause (b) shall be determined in good faith by each Lender, which determination shall be conclusive absent manifest error. If a Lender determines that the calculation required by clause (b) cannot be made because there is no market for LIBOR interbank dollar deposits as required by such clause, the Lender shall make the calculation on the basis of such other interbank dollar deposit market as may be reasonably available upon which to base such calculation.

          "Capital" means the Consolidated Total Indebtedness of the Company and its Restricted Subsidiaries, plus the Consolidated Net Worth of the Company and its Restricted Subsidiaries.

          "Capital Stock" as applied to the stock of any corporation, means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

          "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. Sections 9601 et seq.).

          "Change in Control" means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Co-Documentation Agents" means Bank of Montreal and Wachovia Bank, N.A.

          "Commitment" means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit, expressed as an amount representing the maximum aggregate amount of such Lender's Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 3.03 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 3.16. The initial amount of each Lender's Commitment hereunder shall be the amount set forth opposite such Lender's name in Schedule 1 hereto. The Commitments are subject to optional and mandatory reduction in accordance with Section 3.03.

          "Company" shall include and mean not only Boise Cascade Corporation but also its successive successors and assigns. Nothing in the foregoing shall authorize any transaction by the Company which is prohibited by Sections 6.04 or 9.09. The phrase "Company and its Restricted Subsidiaries," when used in connection with calculations involving financial covenants, shall exclude assets, liabilities, equity, earnings, and losses of Unrestricted Subsidiaries.

          "Consolidated" when used with reference to any term defined herein, means that term as applied to the accounts of the Company and its Restricted Subsidiaries unless the language of any specific provision in which this definition is used shall indicate a specific intent that the consolidation called for shall be of the Company and its Subsidiaries. Each such consolidation shall be prepared in accordance with Generally Accepted Accounting Principles.

          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

          "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless owed or waived, becomes an Event of Default.

          "Derivatives Obligations" means in respect of any Person all obligations of such Person in respect of any interest rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, commodity price swap, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

          "Domestic Lending Office" means, with respect to each Lender, the office of such Lender or its Affiliate specified by such Lender as its "Domestic Lending Office" in such Lender's Administrative Questionnaire or such other office of such Lender or its Affiliate as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender or its Affiliate at which Base Rate Loans made by such Lender are to be maintained.

          "EBITDA" means, for any fiscal period, (a) Consolidated Net Income for such period, adjusted to exclude, to the extent taken into account in determining such Consolidated Net Income and without duplication, for such period, the aggregate amount of (i) interest expense, (ii) income tax expense, (iii) non-cash minority interest, (iv) depreciation, amortization and other non-cash charges which do not require a cash outlay in such period or future periods, (v) non-cash income or gains which do not involve cash receipts in such period or future periods and (vi) equity in net income or loss of unconsolidated affiliates plus cash distributions from unconsolidated affiliates.

          "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or release of Hazardous Materials or to health and safety matters.

          "Environmental Liability" means all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs, (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder as from time to time in effect.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) for purposes of provisions relating to Section 412 of the Code).

          "ERISA Event" means any of the following which could reasonably be expected to result in a Material Adverse Effect (a) a Reportable Event with respect to a Pension Plan or a Multiemployer Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA of, or the commencement of proceedings by the PBGC to terminate, a Pension Plan or Multiemployer Plan; (e) a failure by the Company or any ERISA Affiliate to make required contributions to a Pension Plan, Multiemployer Plan or other Plan subject to Section 412 of the Code; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate; or (h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan.

          "1989 ESOP" means the amendments to the Company's Savings and Supplemental Retirement Plan adopted pursuant to a resolution of its Board of Directors dated May 2, 1989, and the transactions related thereto, including refinancing by the Trustee of such plan of any debt incurred in connection therewith.

          "Eurodollar Lending Office" means, with respect to each Lender, the office of such Lender or its Affiliate specified by such Lender as its "Eurodollar Lending Office" in such Lender's Administrative Questionnaire or such other office of such Lender or its Affiliate as such Lender may from time to time specify to the Administrative Agent and the Company as the office of such Lender or its Affiliate at which LIBOR Loans made by such Lender are to be maintained.

          "Event of Default" has the meaning given it in Section 7.01.

          "Federal Funds Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Banking Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Banking Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          "Fiscal Year" and "Fiscal Quarter" means the fiscal year and fiscal quarter, respectively, used at the time by the Company for reporting income for purposes of federal taxes based thereon.

          "Generally Accepted Accounting Principles" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

          "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

          "Guarantee Agreement" means the Guarantee Agreement dated as of the date hereof, substantially in the form of Exhibit B between the Subsidiary Guarantors and the Administrative Agent.

          "Hazardous Materials" shall mean (A) petroleum products and byproducts, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, chlorofluorocarbons and all other ozone-depleting substances; or (B) any chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law.

          "Immaterial Subsidiary" means any Subsidiary of the Company that has less than $10,000,000 in assets (excluding equity interests in such Subsidiary's Subsidiaries).

          "Indebtedness" as applied to any Person means (a) all indebtedness of such Person for money borrowed, the deferred purchase price of property (excluding current accounts payable incurred in the ordinary course of business), noncontingent obligations in respect of letters of credit, banker's acceptances, or similar instruments and leases required to be capitalized pursuant to Generally Accepted Accounting Principles; and (b) all direct or indirect, contingent or absolute guarantees by such Person of the liabilities of others for money borrowed. The term "Indebtedness" does not include unfunded pension or other post-retirement liabilities, nor shall it include any amount recorded on the financial statements of the Company in respect of the 1989 ESOP. In situations where the Company or a Restricted Subsidiary guarantees the liability of a Restricted Subsidiary for money borrowed, the calculation of Indebtedness shall be on a Consolidated basis.

          "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, receivership, or relief of debtors, or (b) with respect to the Company, liquidation, dissolution, or winding up, or (c) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. federal, state, or foreign law, including the Bankruptcy Code.

          "Insurance Company" has the meaning ascribed to it in Section 5.06.

          "Interest Period" means:

          (a) LIBOR. With respect to calculation of interest on Revolving Loans subject to LIBOR, a period of either one week or one, two, three, or six months in duration specified by the Company pursuant to Section 3.05(a) or 3.05(b); provided, however, if any LIBOR Interest Period determined pursuant to the preceding sentence ends on a day which is not a Banking Day, then such LIBOR Interest Period shall end on the next Banking Day unless the next succeeding Banking Day is in the next calendar month, in which event such Interest Period shall end on the last Banking Day of the calendar month of the day on which it would have otherwise ended; provided further, however, if an Event of Default exists, the Company may not elect a LIBOR Interest Period which exceeds one month.

          (b) Base Rate. With respect to calculation of interest on Revolving Loans subject to the Base Rate, a period beginning on the date on which the Revolving Loan is made and running to the last day of the calendar quarter in which the Revolving Loan was made; provided that, the Company may at its option terminate the Interest Period of any Base Rate Loan on any date prior to its normal expiration by giving notice of a reborrowing of funds owed pursuant to such Revolving Loan in accordance with Section 3.05(b) or a notice of prepayment in accordance with Section 3.06(b).

          (c) Duration Provisions. No Interest Period may be selected by the Company which extends beyond the Termination Date.

          "IRS" means the Internal Revenue Service.

          "Issuing Bank" means JPMorgan Chase Bank and any other Lender that has entered into a written agreement with the Company and the Administrative Agent pursuant to which such Lender agrees to issue Letters of Credit hereunder, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 3.02(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term "Issuing Bank" shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

          "LC Disbursement" means a payment made by an Issuing Bank pursuant to a Letter of Credit.

          "LC Exposure" means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

          "Lender" means each financial institution that is a signatory to this Agreement and its successors and assigns permitted by this Agreement and includes the Administrative Agent in its capacity as a lender hereunder.

          "LIBOR" means for any Interest Period the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m. London time, two Banking Days prior to the first day of the applicable Interest Period; or, if such rate is unavailable or no longer published, an interest rate Per Annum which is equal to the arithmetic average (rounded up to the nearest 1/32 of a percentage point) of the rates of interest notified to the Administrative Agent by each of the Reference Banks as the rate at which United States dollars would be offered by such Reference Bank to prime banks in the London interbank market at approximately 11:00 a.m. London time, two Banking Days prior to the first day of the applicable Interest Period for the specified Interest Period and in an amount equal to the amount of the Revolving Loan requested from the Reference Bank. If either Reference Bank fails to quote such a rate, the calculation of LIBOR shall be made on the basis of the rate quoted by the remaining Reference Bank; if both of the Reference Banks shall be unable or otherwise fail to notify a rate or shall notify the Administrative Agent that funds in an amount equal to the Reference Bank's share of the Revolving Loan requested are not generally available in the LIBOR market, the Borrowing Rate shall be determined on the basis of the Base Rate without prejudice to the right of the Company to reborrow on the basis of LIBOR once available.

          When the Company gives notice of a borrowing specifying LIBOR as the method of determination of the interest rate, the Administrative Agent shall promptly obtain the quotations from the Reference Banks provided for above (if required), calculate LIBOR and the Borrowing Rate for the requested Revolving Loan and notify the Company of the Borrowing Rate applicable to such Revolving Loan. Borrowing Rate calculations for LIBOR Loans shall be made by the Administrative Agent in consultation with the Company.

          "LIBOR Loans" means the Revolving Loans included in a borrowing requested by the Company when the borrowing request specifies that the Borrowing Rate shall be based on LIBOR. Each such Revolving Loan is referred to as a "LIBOR Loan".

          "Lien" means, with respect to any asset, (a) any mortgage, deed or trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that clause (c) of this definition does not include purchase options or call rights on equity securities in an operating joint venture which function as a portion of the exit provisions of the joint venture structure.

          "Loan Documents" means this Agreement, the Notes and the Guarantee Agreement.

          "Majority Lenders" means at any time and for any specific purpose the Lender or Lenders holding at least 51% of the Revolving Exposures or, if no Revolving Exposure exists at the time, the Lender or Lenders having at least 51% of the aggregate Commitments.

          "Margin Stock" means "margin stock" as such term is defined in Regulation G, T, U, or X of the Federal Reserve Board.

          "Material Adverse Effect" means (i) a material adverse change in or a material adverse effect upon the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the Company and its Subsidiaries taken as a whole; (ii) a material impairment of the ability of the Company to perform under this Agreement and to avoid any Event of Default; or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of this Agreement.

          "Material Subsidiary" means, at any time, any Subsidiary of the Company which is not an Immaterial Subsidiary.

          "Maximum Capitalization Ratio" means the ratio of the Total Indebtedness to Capital, in each case determined on a Consolidated basis.

          "Moody's" means Moody's Investors Service, Inc.

          "Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

          "Net Assets" means with respect to any Person the aggregate amount of assets (less applicable reserves and other properly deductible items) of such Person after deducting therefrom (i) liabilities other than (x) deferred income taxes, (y) Indebtedness, and (z) liabilities in respect of the 1989 ESOP; and (ii) Restricted Investments, all as recorded in the books and records of such Person kept in accordance with Generally Accepted Accounting Principles. For purposes of this definition, the term "liability" shall not include amounts recorded on the Company's balance sheet under the headings "Shareholders' Equity" and "Mandatory Redeemable Preferred Stock."

          "Net Income" for any period means the net income (or loss) of the Person or Persons referred to before extraordinary items, determined in accordance with Generally Accepted Accounting Principles.

          "Net Worth" means total shareholders' equity and minority interest, in each case determined on a Consolidated basis.

          "Notes" means the promissory notes of the Company delivered to the Lenders pursuant to Section 3.10, if any such promissory notes are requested by a Lender.

          "Obligations" shall have the meaning ascribed to that term in the Guarantee Agreement.

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any of its principal functions under ERISA.

          "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company or any ERISA Affiliate sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years, but excluding any Multiemployer Plan.

          "Per Annum" as to LIBOR, Base Rate Loans based on the Federal Funds Rate, the facility fee and the utilization fee means a calculation based on a year having 360 days, for the actual days elapsed and, as to the Base Rate (except where based on the Federal Funds Rate), a calculation based on a year having 365 days or 366 days, as the case may be, for the actual days elapsed.

          "Permitted Encumbrances" means:

          (a) Liens imposed by law for taxes that are not yet due;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings;

          (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e) judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.01(g); and

          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Indebtedness.

          "Permitted Receivables Transaction" means any transaction in which the Company or a Subsidiary sells or otherwise transfers accounts receivable (a) to one or more third party purchasers or (b) to a special-purpose bankruptcy-remote entity that borrows against such accounts receivable or sells such accounts receivable to one or more third party purchasers, but only to the extent that amounts received in connection with the sale or other transfer of such accounts receivable would not under Generally Accepted Accounting Principles be accounted for as liabilities on a consolidated balance sheet of the Company. The aggregate amount outstanding under Permitted Receivables Transactions at any time shall be the amount outstanding at such time of the investment of third party purchasers (including accrued and unpaid discount) in the accounts receivable sold in such transactions.

          "Person" means a corporation, association, joint venture, partnership, limited liability company, trust, organization, business, individual or government or any governmental agency or political subdivision thereof.

          "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company or any ERISA Affiliate sponsors or maintains or to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions and includes any Pension Plan or Multiemployer Plan.

          "Principal Financial Officer" means the Chairman of the Board, any vice president in charge of financial affairs, the Treasurer or the Controller of the Company. The term "Officers' Certificate" shall mean a certificate signed by a Principal Financial Officer.

          "Reference Banks" means Bank of America, N.A. and JPMorgan Chase Bank.

          "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

          "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirements under ERISA has been waived in regulations issued by the PBGC.

          "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

          "Restricted Investments" means investments in Unrestricted Subsidiaries and Securities other than:

          (a) investments in Restricted Subsidiaries;

          (b) investments in prime grade marketable Securities;

          (c) current assets arising from the sale of goods and services in the ordinary course of business; and

          (d) investments in Persons which within 18 months of the first investment become Restricted Subsidiaries.

          "Restricted Subsidiary" means any Subsidiary of the Company; provided, however, there shall be excluded (i) Subsidiaries substantially all of whose assets consist of loans to the Company and its Subsidiaries from funds obtained by borrowings, guaranteed by the Company, and (ii) any Subsidiary declared by the Board of Directors to be an Unrestricted Subsidiary, provided, however, at the time of declaration there can be no Event of Default and the Company must be able to incur $1 of additional Indebtedness under the terms of this Agreement. Any Subsidiary declared an Unrestricted Subsidiary may later be declared a Restricted Subsidiary by a Principal Financial Officer, provided that there is no Event of Default and the Company is able to incur $1 of additional Indebtedness under the terms of this Agreement.

          "Revolving Borrowing" means Revolving Loans of the same Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

          "Revolving Exposure" means, with respect to any Lender at any time, the sum of (a) the aggregate of such Lender's outstanding Revolving Loans and (b) such Lender's LC Exposure, in each case at such time.

          "Revolving Loan" means, in respect of any Lender, each separate advance of funds made by such Lender to the Company pursuant to a request for a borrowing by the Company made pursuant to Section 3.05(a) or 3.05(b). Each reborrowing made by the Company pursuant to Section 3.05(b) or 3.05(c) shall constitute a separate Revolving Loan.

          "S&P" means Standard & Poor's Ratings Services, a division of The McGraw Hill Companies, Inc.

          "Securities" means any Equity Interests, any bonds, debentures, notes or other indebtedness for money borrowed issued by any Person and any guarantee of any of the foregoing or any warrant, option or other right to subscribe for or purchase any of the foregoing. Any of the foregoing rights and interests shall be treated as a Security for purposes of this Agreement whether or not they are evidenced by a certificate or other written instrument or agreement.

          "Securitization Transaction" means any transaction in which accounts receivable of the Company or any Restricted Subsidiary are sold to a Person other than the Company or a Restricted Subsidiary on a revolving basis or in which a stream of future revenues generated by assets retained by the Company or a Restricted Subsidiary is sold to a Person other than the Company or a Restricted Subsidiary on a revolving basis. "Securitization Transaction" does not include (i) a one-time transaction in which accounts receivable are sold, with or without recourse, in connection with a going concern sale of a business which generated such accounts receivable and (ii) the transfer of the right to future rents of a third party lessee of any asset of the Company or a Restricted Subsidiary which is made in connection with a sale of such asset.

          "Subsidiary" or "Subsidiaries" means any Person of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the directors (or other persons performing similar functions) of such Person, irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency. Cuban Electric Company, a Florida corporation, shall not be deemed to be a "Subsidiary" so long as neither the Company nor any other Subsidiary shall have outstanding any investment in said corporation (other than investments existing on December 31, 1972) or any guaranty of the Indebtedness of any corporation.

          "Subsidiary Guarantor" shall have the meaning assigned to the term "Guarantor" in the Guarantee Agreement.

          "Syndication Agent" means Banc of America Securities, LLC.

          "Termination Date" means June 30, 2005, or any earlier date established under Sections 3.03(b) or 7.02 if the Commitments of all Lenders are terminated in full.

          "Total Indebtedness" means, as of any date, the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with Generally Accepted Accounting Principles.

          "Type", when used in respect of any Revolving Loan or Revolving Borrowing, shall refer to whether the Borrowing Rate by reference to which interest on such Revolving Loan or on the Revolving Loans comprising such Revolving Borrowing is determined by reference to LIBOR or the Base Rate.

          "Unfunded Pension Liability" means the excess of a Pension Plan's accrued liabilities (as reported on each plan's Form 5500 most recently filed with the US Department of Labor), over the value of that plan's assets as reported on such Form 5500.

          "Unrestricted Subsidiary" means any Subsidiary in whom the Company or any Subsidiary has an investment other than a Restricted Subsidiary.

          SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.03. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Generally Accepted Accounting Principles, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in Generally Accepted Accounting Principles or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Majority Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in Generally Accepted Accounting Principles or in the application thereof, then such provision shall be interpreted on the basis of Generally Accepted Accounting Principles as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any change in Generally Accepted Accounting Principles, (a) for the purposes of Sections 6.01 and 6.03, the term "minority interest" and not Total Indebtedness shall include the ACES, and (b) for the purposes of Section 6.02, the term "minority interest" and not the term "actual interest expense" shall include the effect of the ACES. For the purpose of this Section 1.03, "ACES" means the preferred securities comprised in the 7.50% Adjustable Conversion-rate Equity Security Units issued by Boise Cascade Trust I pursuant to the Prospectus Supplement dated November 29, 2001 and recorded on the Company's Consolidated balance sheet under the heading "Company-obligated mandatorily redeemable Securities of subsidiary trust holding solely debentures of parent".

ARTICLE II

Representations

          SECTION 2.01. Representations as of Date of Agreement. The Company represents and warrants that as of the date hereof:

          (a) Subsidiaries. The Company has heretofore furnished to the Administrative Agent a correct list of all Subsidiaries as of December 31, 2001 (excepting those whose total assets are less than $10,000,000 individually and $25,000,000 collectively), and except as set forth on such list, and except for directors' qualifying shares, the Company and/or another Subsidiary or Subsidiaries owns, with unrestricted right to vote, all of the issued and outstanding Equity Interests of each Subsidiary on such list, and all such Equity Interests of any such Subsidiary have been duly authorized and issued and are fully paid and nonassessable.

          (b) Annual Reports and Financial Information. There have been furnished to each Lender copies of the Consolidated balance sheets of the Company and its Subsidiaries (when and as acquired) for December 31, 2000 and December 31, 2001, and the related statements of Consolidated income, cash flow, and shareholders' equity for the years ending on December 31 of 1999, 2000 and 2001, all certified by Arthur Andersen LLP, or other nationally recognized accounting firm. Such financial statements (including any related schedules or notes) are true and correct in all material respects and have been prepared in accordance with Generally Accepted Accounting Principles followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with such principles. The balance sheets fairly present, in all material respects, the condition of the Company and its Subsidiaries as of the dates thereof, and the statements of income, cash flow and shareholders' equity fairly present, in all material respects, the results of the operations of the Company and its Subsidiaries for the periods indicated. There have also been furnished to each Lender copies of the annual reports of the Company on Form 10-K as filed with the Securities and Exchange Commission for the year 2001. Such annual report contains all information required to be contained therein as of the respective dates thereof and does not contain any statement which at the time and in light of the circumstances under which it was made was false or misleading with respect to any material fact.

          (c) Changes in Condition; Full Disclosure. (i) Since December 31, 2001, there has been no material adverse change in the business, condition or operations (financial or otherwise) of the Company, or of the Company and its Subsidiaries on a combined basis except as otherwise disclosed to the Lenders in writing prior to the date of this Agreement; and (ii) the financial statements referred to in Section 2.01(b) do not, nor does this Agreement or any written statement furnished by the Company to each Lender in connection with the making of the Revolving Loans, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading; provided, however, that it is understood that the Company is in no way representing or warranting the accuracy of any forecast or financial projection contained in any of the foregoing.

          (d) Title to Properties and Stock of Subsidiaries. The Company and its Subsidiaries, respectively, have good and merchantable title in fee simple to such of the fixed assets as are real property, and good and merchantable title to the other assets, reflected in the Consolidated balance sheet at December 31, 2001, referred to in Section 2.01(b), or acquired since said date (except for certain properties disposed of since said date in the ordinary course of business), subject to no Lien except as such are permitted by this Agreement. The Company or a Subsidiary, as the case may be, has good title to the outstanding Equity Interests of its Subsidiaries, subject to no Lien except as permitted by this Agreement, and all such Equity Interests have been duly authorized and validly issued and are fully paid and nonassessable. The Company and its Subsidiaries enjoy peaceful and undisturbed possession under all leases under which they are operating and all said leases are valid and subsisting and in full force and effect.

          (e) Litigation. There is no action, proceeding or investigation before any court or any governmental agency pending or, to the Company's knowledge, threatened which may result in any judgment, order, decree, or liability having a Material Adverse Effect and no judgment, decree or order has been issued against the Company or any Subsidiary which has or will have such an effect. Certain litigation is disclosed in the SEC form 10-K filing referred to in Section 2.01(b).

          (f) Tax Returns. The Company and its Subsidiaries have filed all federal, state, local and other tax returns required by law to be filed by them, and all taxes shown to be due have been paid. The Federal income tax liabilities of the Company for the year ended December 31, 1993, and for all prior years, have been determined or accepted by the Internal Revenue Service. No objection to any return or claim for additional taxes is being asserted which, if sustained or allowed, would have a Material Adverse Effect. The Company believes all filed returns were prepared in accordance with applicable statutes and generally accepted principles applicable to taxation, and it believes that reserves for taxes in its December 31, 2001 balance sheet are sufficient for the payment of accrued and unpaid taxes of the Company and its Subsidiaries, or that if not sufficient, such insufficiency is not such as would have a Material Adverse Effect.

          (g) Credit Ratings. The Company's senior unsecured long-term debt ratings are BB+ and Baa3 from S&P and Moody's, respectively. The Company is not aware of any adverse pending action by either S&P or Moody's with respect to the Company's current ratings that has not been disclosed to the Lenders in writing.

          (h) ERISA Compliance.

                    (i) Except as specifically disclosed in writing to the Lenders, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal and state law. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification.

                    (ii) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

                    (iii) No ERISA Event (excluding any issuance of a notice of intent to terminate with respect to a "standard termination" as described in Section 4041(b) of ERISA) has occurred within the preceding five plan years which has generated a liability that remains undischarged as of the date hereof.

                    (iv) As of the latest date for which the relevant calculations have been made, except as specifically disclosed in writing to the Lenders, no Pension Plan has any Unfunded Pension Liability and neither the Company nor any ERISA Affiliate would have, with respect to any Multiemployer Plan, any withdrawal liability under Title IV of ERISA, even if the Company and all ERISA Affiliates withdrew from such Multiemployer Plan as of the date hereof.

                    (v) No unexempted "prohibited transaction" within the meaning of Section 406 of ERISA exists which could expose the Company or any of its ERISA Affiliates to a material liability.

          (i) No Defaults. No event has occurred and is continuing which is, or with the lapse of time or notice or both would be, an Event of Default.

          (j) Environmental Matters.

                    (i) Except as set forth in Schedule 2.01(j) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (2) has become subject to any Environmental Liability, (3) has received notice of any claim with respect to any Environmental Liability or (4) knows of any basis for any Environmental Liability.

                    (ii) Since the date of this Agreement, there has been no change in the status of the matters disclosed on Schedule 2.01(j) that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

          SECTION 2.02. Representations for Closing and Incremental Borrowing. The Company represents and warrants that as of the date hereof and as of the date of any Revolving Loan made pursuant to a notice of borrowing delivered under Section 3.05(a) and as of the date of issuance of any Letter of Credit requested pursuant to Section 3.02:

          (a) Organization and Good Standing of Company and Subsidiaries. The Company and its Subsidiaries are duly organized and validly existing corporations in good standing under the laws of their respective jurisdictions of incorporation and are duly qualified and in good standing as foreign corporations in all jurisdictions in which the nature of their respective businesses or properties makes such qualification necessary, except where such failure would not have a Material Adverse Effect. The Company and its Subsidiaries have the corporate power to own their respective properties and assets, and to carry on their respective businesses, all as, and in the places where, such properties and assets are now owned or operated or such businesses are now conducted, except where such failure would not have a Material Adverse Effect.

          (b) Regulation U. The Company is not engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or in the business of extending credit for the purpose of purchasing or carrying Margin Stock and its assets do not include any material amount of Margin Stock.

          (c) Authorization; Enforceability. The execution, delivery, and performance of this Agreement, the Guarantee Agreement and the Notes and any instrument or agreement required hereunder are within the corporate powers of the Company (and, in the case of the Guarantee Agreement, each Guarantor), have been duly authorized by all necessary corporate action, and are not in conflict with the terms of any charter, by-law, or other organization papers of the Company (and, in the case of the Guarantee Agreement, each Guarantor). The execution, delivery, and performance of this Agreement, the Guarantee Agreement and the Notes and any instrument or agreement required hereunder are not in conflict with any instrument or agreement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of the Company's or any Subsidiary's properties are bound or affected. This Agreement is a legal, valid, and binding agreement of the Company, enforceable against the Company in accordance with it terms, and the Guarantee Agreement, the Notes and any other instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding, and enforceable, subject only to the operation of the Bankruptcy Code and other similar statutes for the benefit of debtors generally and the application of general equitable principles.

          (d) Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the execution or delivery of this Agreement, the Guarantee Agreement and the Notes is such as to require any consent, approval or other action by or any notice to or filing with any court or administrative or governmental body (other than routine filings after the date hereof with the Securities and Exchange Commission and/or State Blue Sky authorities) in connection with the execution and delivery of this Agreement, the execution or delivery of the Guarantee Agreement or the Notes or fulfillment of or compliance with the terms and provisions hereof or of, the Guarantee Agreement or the Notes.

          (e) Public Utility Holding Company Act and Investment Company Act. The Company is exempt from the Public Utility Holding Company Act of 1935. The Company is not, and immediately after the application by the Company of the proceeds of each borrowing hereunder will not be, an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE III

Terms of Credit

          SECTION 3.01. Commitment To Lend.

          (a) Each of the Lenders severally agrees on the terms and subject to the conditions herein set forth that from the date hereof to the Termination Date, it will loan money to the Company in an amount up to the amount of the Lender's Commitment for the term and on the other terms and conditions provided for herein; provided, however, that a Lender shall not be required to make any Revolving Loan which would result in the aggregate amount of its Revolving Exposure exceeding its Commitment. Subject to Section 3.19, the aggregate of all Commitments shall not exceed $525,000,000. Each borrowing of Revolving Loans made by the Company pursuant to this Agreement which bears interest based upon Base Rate or LIBOR shall be in an aggregate amount of $10,000,000 (except the amount shall be at least $50,000,000 in the case of one week LIBOR Loans) or an integral multiple of $2,500,000 in excess thereof and shall be made from the several Lenders ratably in proportion to their respective Commitments.

          (b) Within the foregoing limits, and subject to the terms and conditions hereof, the Company may borrow and repay and reborrow money from each Lender and each Lender shall lend money to and accept repayment from the Company in amounts up to but not in excess of such Lender's Commitment at any time prior to the Termination Date.

          SECTION 3.02. Letters of Credit.

          (a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time until the Termination Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit pursuant to this Agreement, or identifying a Letter of Credit issued pursuant to this Agreement to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Banking Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 3.02), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Company also shall submit a letter of credit application on the applicable Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $100,000,000 and (ii) the total Revolving Exposures shall not exceed the total Commitments. The Administrative Agent shall notify each Lender of each Letter of Credit issued, renewed or extended hereunder, as soon as reasonably practicable after such issuance, renewal or extension.

          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Banking Days prior to the Termination Date.

          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank in respect of such Letter of Credit, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the applicable Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section 3.02, or of any reimbursement payment required to be refunded to the Company for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

          (e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 1:00 p.m., New York City time, on the Banking Day immediately following the day that the Company receives such notice; provided that the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 3.05 that such payment be financed with a Revolving Borrowing in an equivalent amount and, to the extent so financed, the Company's obligation to make such payment shall be discharged and replaced by the resulting Revolving Borrowing. If the Company fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 3.08 with respect to Revolving Loans made by such Lender (and Section 3.08 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Company pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans as contemplated above) shall not constitute a Revolving Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

          (f) Obligations Absolute. The Company's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 3.02 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.02, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company's obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit issued by it comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

          (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The applicable Issuing Bank shall promptly notify the Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

          (h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 3.02, then the last paragraph of Section 3.08 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

          (i) Resignation or Replacement of the Issuing Bank. Any Issuing Bank may resign or be replaced at any time by written agreement among the Company, the Administrative Agent, the resigning or replaced Issuing Bank and (in the case of a replacement) the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such resignation or replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the resigning or replaced Issuing Bank pursuant to Section 3.04(c). From and after the effective date of any such resignation or replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it thereafter and (ii) references herein to the term "Issuing Bank" shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank hereunder, the resigning or replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Banking Day that the Company receives notice from the Administrative Agent or the Majority Lenders (or, if the maturity of the Revolving Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (f) of Article VII. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount, including interest earned thereon, if any, (to the extent not applied as aforesaid) shall be returned to the Company within three Banking Days after all Events of Default have been cured or waived.

          SECTION 3.03. Reduction of Commitments.

          (a) Mandatory Reductions. On the Termination Date, the Commitment of each Lender shall be reduced to zero.

          (b) Optional Reductions. The Company may at any time, by giving three Banking Days' written notice to the Lenders, reduce the aggregate Commitments in any integral multiple of $10,000,000 which the Company elects so long as the aggregate Commitments remain at least equal to the aggregate principal amount of the Revolving Loans and Letters of Credit outstanding hereunder. Any such notice shall be irrevocable. Any reduction in Commitments shall be apportioned among the Lenders in proportion to their respective Commitments.

          SECTION 3.04. Fees.

          (a) The Company agrees to pay to the Administrative Agent for the account of each Lender a utilization fee, which shall accrue at a rate of 0.25% per annum on the sum of all Revolving Loans and the LC Exposure during any period that the sum of Revolving Loans and the LC Exposure are equal to or in excess of 50% of the aggregate Commitments; provided that if any Lender continues to have any Revolving Exposure or LC Exposure when its Commitment terminates, then such utilization fee shall continue to accrue during any period that the aggregate Revolving Loans outstanding pursuant to Section 3.01 and the LC Exposure are equal to or in excess of 50% of the sum of the aggregate Commitments immediately before termination of the Commitments on the Termination Date. Accrued utilization fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof; provided that any utilization fees accruing after the Termination Date shall be payable on demand. All utilization fees will be calculated on the basis of actual days elapsed in a year of 360 days (including the first day but excluding the last day).

          (b) During the period commencing on the date of this Agreement, and ending on but excluding the Termination Date, the Company shall pay to the Administrative Agent, for the account of the respective Lenders, on the last Banking Day of each calender quarter, a facility fee (the "Facility Fee"), which shall accrue at the Facility Fee rate Per Annum determined by the Borrowing Rate and Fee Table (adjusted during any such period for any changes in the Company's credit rating, effective as of the date of the announcement of such rating change) on the daily aggregate amount of the Commitment of such Lender (whether used or unused); provided that, if any Revolving Exposure shall remain outstanding after the Termination Date, the Facility Fees set forth in this Section 3.04(b) shall continue to accrue except that the amount of such fees shall be calculated based upon the actual aggregate amount of such Revolving Exposure and not on the amount of any then-expired Commitment and such fees shall be due and payable by the Company to the Administrative Agent upon demand. All facility fees will be calculated on the basis of actual days elapsed in a year of 360 days (including the first day but excluding the last day).

          (c) The Company shall pay on the third Banking Day following the last day of each calender quarter (i) to the Administrative Agent for the account of each Lender a participation fee (the "LC Participation Fees") with respect to its participations in Letters of Credit, which shall accrue at the rate appearing in the column captioned "LIBOR Incremental Rate" in the Borrowing Rate and Fee Table in the definition of such term and used in determining interest on LIBOR Loans (adjusted during any such period for any changes in the Company's credit rating, effective as of the date of the announcement of such rating change), on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period commencing on the date of this Agreement and ending on but excluding the later of the Termination Date and the date on which such Lender ceases to have any LC Exposure; provided that any LC Participation Fees accruing after the Termination Date shall be payable on demand, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Company and the applicable Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period commencing on the date of this Agreement and ending on but excluding the later of the Termination Date and the date on which there ceases to be any such LC Exposure, as well as such Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder (the fees referred to in this clause (ii) being collectively called the "Issuing Bank Fees"); provided that any Issuing Bank Fees accruing after the Termination Date shall be payable on demand. The LC Participation Fees and the Issuing Bank Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (d) The Company agrees to pay to the Administrative Agent, for its own account, administrative fees (the "Administrative Fees") at the times and in the amounts agreed upon in the fee letter agreement dated January 30, 2002, between the Company and the Administrative Agent.

          (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent, for distribution, if and as appropriate, among the Lenders, or to the applicable Issuing Bank, as the case may be. Once paid, none of the fees referred to herein shall be refundable under any circumstances.

          SECTION 3.05. Method of Borrowing.

          (a) Incremental Borrowings. If the Company borrows money under this Agreement and such borrowing causes the aggregate amount of the Revolving Loans of any Lender outstanding under this Agreement to increase, the Company shall give the Administrative Agent written notice of the borrowing specifying the following information:

                    (i) The interest rate determination method selected (LIBOR or Base Rate).

                    (ii) The Interest Period selected. No Interest Period may be specified if the Base Rate is selected as the interest rate determination method.

                    (iii) The date of the borrowing, which shall be a Banking Day.

                    (iv) The aggregate amount of the borrowing.

                    (v) An identification of the Company's bank account in the United States to which the Company wishes to have the incremental funds to be advanced pursuant to the borrowing transferred, including the name and address of the bank and the account number.

          The foregoing notice of borrowing shall be given by 12:00 noon New York City, time on the Banking Day of the borrowing if the method of interest rate determination selected is the Base Rate and not less than three Banking Days prior to the date of the borrowing if the method of interest rate determination selected is LIBOR. Any notice of borrowing of Revolving Loans shall be given to the Administrative Agent.

          (b) Other Borrowings. If the Company elects at the end of any Interest Period for Revolving Loans to reborrow an amount equal to or less than the principal amount then outstanding under the Revolving Loans subject to the Interest Period then expiring, it shall give the Administrative Agent written notice of such reborrowing specifying the following information:

                    (i) The interest rate determination method selected (LIBOR or Base Rate).

                    (ii) The Interest Period selected. No Interest Period may be specified if the Base Rate is selected as the interest rate determination method.

                    (iii) The aggregate dollar amount to be reborrowed and the aggregate dollar amount of the reduction in the Revolving Loans subject to the Interest Period then expiring, if any.

                    (iv) The date of the reborrowing, which shall be the Banking Day on which the Revolving Loan to be repaid matures.

          The foregoing notice of reborrowing shall be given by 12:00 noon New York City time not less than one Banking Day prior to expiration of the Interest Period of the Revolving Loan then maturing if the method of interest rate determination being selected is the Base Rate and not less than three Banking Days prior to expiration of the Interest Period if the method of interest rate determination being selected is LIBOR. If the Company gives notice of an incremental borrowing pursuant to Section 3.05(a) which coincides with the expiration of the Interest Period for any then existing Revolving Loan, it may include the amount of the existing Revolving Loan in the notice of incremental borrowing and, if it does so, need not give notice pursuant to this Section 3.05, but shall separately state in the notice of borrowing the amount of the incremental borrowing and the amount of the reborrowing.

          Any notice of reborrowing of Revolving Loans shall be given to the Administrative Agent.

          The reborrowing of Revolving Loans pursuant to this Section 3.05(b) shall not constitute the incurrence of Indebtedness for purposes of Section 6.01 hereof or for any other purpose under this Agreement where the outstanding principal amount of Revolving Loans of any Lender has not been increased.

          (c) Repayments; Deemed Election. If the Company elects to fully repay any Revolving Loan at the end of the Interest Period, it shall give notice of such intention to the Administrative Agent. Such notice need only specify the Company's intent to repay the Revolving Loan in full.

          If the Company fails to give notice of reborrowing or repayment pursuant to Section 3.05(b) or this Section 3.05(c) in respect of any Revolving Loan prior to one Banking Day before the expiration of the Interest Period applicable to any Base Rate Loan or three Banking Days before the expiration of the Interest Period applicable to any LIBOR Loan, it shall be deemed to have elected to reborrow the full amount of such Revolving Loan, and it shall be deemed to have selected the Base Rate as the method of interest rate determination for such Revolving Loan.

          (d) Notice Irrevocable; Effect of Notice. Any notice of borrowing, reborrowing or prepayment, given by the Company shall be irrevocable. Upon receipt of such notice by the Administrative Agent by 12:00 noon New York City time on the required Banking Day and satisfaction of all applicable conditions precedent set forth in Article IV hereof, each Lender shall be unconditionally obligated to lend the amount requested on the date specified in the notice so long as immediately after the making of such Revolving Loan (i) the aggregate amount of the Revolving Exposure of such Lender is equal to or less than such Lender's Commitment; and (ii) the aggregate amount of the total Revolving Exposures of all Lenders is less than or equal to the total Commitments. Failure of any Lender to honor its Commitment shall not excuse any other Lender from honoring its Commitment in full.

          If the Company fails to borrow any incremental amount called for in a notice of borrowing given by it, the Company shall pay a Broken Interest Period Amount calculated in respect of such incremental borrowing.

          (e) Notice to Lenders. Promptly upon receipt of any notice given by the Company pursuant to Section 3.05(a), 3.05(b), or 3.05(c), the Administrative Agent shall calculate each Lender's respective share of the incremental borrowing, reborrowing, and/or repayment requested in such notice and transmit such information, together with the applicable Borrowing Rate and all other information included with such notice, to each of the Lenders. Such calculation and transmittal shall be made by the Administrative Agent.

          SECTION 3.06. Repayment and Prepayment.

          (a) Repayment. Each Revolving Loan shall mature and be due and payable in full together with all interest accruing thereon on the last day of the Interest Period applicable to such Revolving Loan. If the Company shall have given notice of borrowing or reborrowing in respect of any Revolving Loans pursuant to Section 3.05(a) or 3.05(b) or be deemed pursuant to Section 3.05(c) to have elected to reborrow in respect of any Revolving Loans, each Lender shall advance the funds it is required to loan on the last day of the Interest Period then expiring in satisfaction (or partial satisfaction if less than a full reborrowing is elected by the Company) of the principal then due to it. The Lender shall apply the funds so advanced to make payment of any Revolving Loans then due to it. All interest owed by the Company pursuant to any Revolving Loans and any principal of such Revolving Loans which is not required to be satisfied by a reborrowing in accordance with the preceding two sentences, shall be paid by the Company on the maturity date of the Revolving Loan in accordance with the provisions of Section 3.08.

          (b) Prepayment. The Company may prepay sums owed hereunder on the following terms and conditions. Prepayment may occur at any time but shall be preceded by at least three Banking Days' written notice (or one Banking Day's written notice if the Revolving Loans to be prepaid are Base Rate Loans) from the Company to the Administrative Agent specifying:

                    (i) The aggregate amount of the prepayment.

                    (ii) The date of the prepayment, which shall be a Banking Day.

                    (iii) The Revolving Loans to which the prepayment is to be applied.

          Any prepayment made pursuant to this Section shall be in an integral multiple of $10,000,000 or in full. On the date of any prepayment the Company shall pay, in addition to the principal to be prepaid, all accrued and unpaid interest owed on the Revolving Loans being prepaid. If the Revolving Loans being prepaid, by acceleration or otherwise, earn interest on the basis of LIBOR, the Company shall also pay the Broken Interest Period Amount. Any prepayment shall be distributed on the date received by the Administrative Agent pro rata among all Lenders in proportion to their respective shares of the Revolving Loan or Revolving Loans prepaid. The Broken Interest Period Amount shall be paid to the Lenders as soon after the date of prepayment as the necessary calculations can be made by each Lender.

          SECTION 3.07. Calculation and Payment of Interest. Interest shall accrue on each Revolving Loan at a rate determined pursuant to the method of interest rate determination specified by the Company in its notice of borrowing given in respect of such Revolving Loan pursuant to Section 3.05. Such interest shall be payable upon maturity, prepayment, or acceleration of the Revolving Loan, except in the case of six month LIBOR loans, where three months accrued interest is payable at the end of three months and upon maturity. The amount of interest payable by the Company in respect of a Revolving Loan shall be equal to the sum of the daily borrowing costs for each day of the Interest Period applicable to such Revolving Loan (or portion thereof during which the Revolving Loan is outstanding in the event a prepayment occurs). The daily borrowing costs for any Revolving Loan shall be equal to the product of (x) the principal amount of the Revolving Loan and (y) the Borrowing Rate applicable to such Revolving Loan converted to a per diem basis. If the Borrowing Rate is determined on the basis of the Base Rate calculated under clause (b) of the definition of Base Rate, the conversion from an annual rate to a per diem rate shall be made on the basis of a year of 365 or 366 days, as the case may be. If the Borrowing Rate is determined on the basis of the Federal Funds Rate or LIBOR, the conversion from an annual rate to a per diem rate shall be made on the basis of a year of 360 days. The calculation of interest due each Lender shall be made by the Administrative Agent in consultation with the Company.

          SECTION 3.08. Payments. All payments of principal, interest, fees, expenses, or other charges due from the Company to any Lender or Issuing Bank pursuant to this Agreement and all advances of funds made by any Lender to the Company pursuant to this Agreement shall be made in lawful money of the United States of America in immediately available funds irrespective of any set off, counterclaim, or defense in payment.

          All fund transfers required by this Agreement, except for the payment of Issuing Bank Fees and payments required to be made by the Company pursuant to Sections 3.11, 3.12, and 9.02, shall be made through the Administrative Agent.

          (a) Any such fund transfer shall be made to the Administrative Agent on the date due by not later than 1:00 p.m. New York City time, in which case the Administrative Agent receiving each such fund transfer shall in turn transfer such funds to the party entitled thereto on the same day as it receives such funds. If any fund transfer is received by the Administrative Agent after 1:00 p.m. New York City time, it shall use commercially reasonable efforts to retransfer the funds to the party entitled thereto on the same day, but in no event later than the next Banking Day. The amount of interest payable by the Company hereunder shall be based upon the actual date on which funds are received by the party entitled thereto and not on the date they are received by the Administrative Agent.

          (b) The Administrative Agent may, but shall not be required to, make funds available to any Lender on a short-term basis if the Company has failed to make a timely transfer of funds, and it may, but shall not be obligated to, make funds available to the Company if any Lender has failed to make a timely transfer of funds. In the event of any such covering advance, the party receiving such funds shall repay them to the Administrative Agent on demand, together with interest which shall accrue thereon in respect of advances to a Lender at the overnight Federal Funds Rate as determined by the Administrative Agent and in respect of advances to the Company at the Borrowing Rate applicable to the Revolving Loan for which such funds were to have been advanced. The fact that the party failing to make a timely transfer has not yet completed the required fund transfer shall not provide a defense to the foregoing repayment obligation.

          Except as provided in the definition of "Interest Period", if the principal or interest owed in respect of any Revolving Loan or any facility fee or other fee or sum owed hereunder by the Company falls due on a day which is not a Banking Day, then such principal, interest, or fees shall be due and payable on the next day thereafter which is a Banking Day, and interest shall be payable in respect of such extension of principal until paid at the Borrowing Rate last in effect in respect of such principal. Any amount which shall not be paid when due (at maturity, by acceleration or otherwise) shall thereafter bear interest payable on demand at a rate Per Annum equal to (i) in the case of overdue principal of any Revolving Loan, 2% plus the Borrowing Rate otherwise applicable to the amount due or (ii) in the case of any other amount, 2% plus the rate applicable to Base Rate Loans.

          SECTION 3.09. Pro Rata Treatment; Sharing.

          (a) Pro Rata Treatment. Each borrowing from and reduction in the Commitments of the Lenders hereunder shall be made pro rata according to their respective Commitments. Each payment and prepayment of principal owed in respect of any Revolving Loans of like maturity shall be allocated among the Lenders by the Administrative Agent pro rata in proportion to the unpaid portion of such Revolving Loans held by each of them. Each payment of interest, facility fees or utilization fees shall be allocated among the Lenders by the Administrative Agent pro rata in proportion to the interest, facility fees or utilization fees then due and payable to each of them. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

          (b) Sharing. The Lenders agree among themselves that, if a Lender shall obtain payment of any Revolving Loan or LC Disbursement or interest or fee payable thereon held by it through the exercise of a right of set-off, banker's lien or counterclaim in excess of its ratable amount, it shall promptly purchase from the other Lenders participations in the Revolving Loans held by, and participations in LC Disbursements of, the other Lenders in such amounts and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment pro rata as specified in Section 3.09(a). If all or any portion of such excess payment is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Company agrees that any Lender so purchasing a participation in the Revolving Loans or participations in LC Disbursements held by the other Lenders may exercise all rights of set-off, banker's lien and counterclaim with respect to such participation as fully as if such Lender were a direct holder of Revolving Loans or a direct creditor of the Company in the amount of such participation.

          SECTION 3.10. Loan Accounts and Notes. Each Lender shall maintain in respect of Revolving Loans made pursuant to this Agreement a loan account in which it shall record each Revolving Loan made by it to the Company pursuant to this Agreement and each payment or prepayment of principal and interest received by it in respect of such Revolving Loans; provided, however, that failure to do so shall not relieve the Company from the obligation to repay principal and to pay interest on the Revolving Loans. Any Lender may elect by written notice given to the Company at any time to require the Company to deliver to such Lender the Company's promissory note evidencing the Revolving Loans which shall be in the form attached as Schedule 2. Each Lender shall make prompt and accurate entries in such loan account or on the grid attached to its Note of the making of each Revolving Loan and each repayment or prepayment of principal thereof and payment of interest thereon, provided, however, that failure to do so shall not relieve the Company from the obligation to repay principal and to pay interest on the Revolving Loans. Loan accounts or grids attached to Notes maintained by the Lenders are prima facie evidence of the amount of the Revolving Loans outstanding.

          SECTION 3.11. Illegality and Change in Law.

          (a) Illegality. If it shall become illegal for any Lender to make or maintain any Revolving Loans made hereunder, such Lender shall promptly notify the Company and the Administrative Agent in writing of such fact, and the Lender shall thereafter be excused from its obligation to make or maintain Revolving Loans hereunder for so long as it shall remain unlawful to do so. Upon receipt of such notice, the Company shall prepay within three Banking Days all Revolving Loans from such Lender then outstanding determined to be illegal, together with all accrued and unpaid interest owed in respect of such Revolving Loans and, as soon thereafter as the necessary calculations can be made, the Company shall pay each such Lender any applicable Broken Interest Period Amount arising from such prepayment. The Company may at its option reborrow all or any portion of such Revolving Loans from the affected Lender or Lenders on the basis of an interest rate formula provided for herein which is not illegal, if such shall exist.

          (b) Change in Law. If the cost to any Lender of making or maintaining any Revolving Loan on the basis of LIBOR is increased, or an Issuing Bank determines that its rate of return on capital is reduced in respect of participations in Letters of Credit held, or Letters of Credit issued, by such Issuing Bank, for the reasons set forth below in the last sentence of this Section 3.11(b), such Lender or Issuing Bank may by written notice given to the Company and the Administrative Agent require the Company to pay (x) the applicable Lender, with respect to all or any portion of any Interest Period following the delivery of such notice to the Company, a sum equal to its additional cost incurred in maintaining or making such Revolving Loan and (y) the applicable Issuing Bank such additional amount or amounts as will compensate such Issuing Bank or the Issuing Bank's holding company for any such reduction in return suffered, but in no event shall the Company be obligated to reimburse any costs incurred for periods earlier than six months prior to the delivery of the written notice. Said sum shall be paid upon maturity or prepayment of the Revolving Loan or as soon thereafter as the amount can be determined or, in the case of an Issuing Bank, upon written notice to the Company. Any Lender asserting a right to recover such excess costs shall certify in its notice required by this Section 3.11(b) the cause and amount of such additional cost. If the interest payable by the Company to any Lender is increased pursuant to this subsection, the Company may at its option at any time during which the interest rate payable hereunder is so increased prepay on three Banking Days' notice all but not part of the Revolving Loans subject to such increase in the interest rate to the Administrative Agent for the account of the Lender or Lenders claiming increased costs under this subsection. If the Company prepays any Revolving Loan pursuant to this subsection, it shall also pay at the time of such prepayment all accrued and unpaid interest owed to the Lender or Lenders whose Revolving Loan is prepaid on account of the Revolving Loan so prepaid and as soon thereafter as the necessary calculations may be made, it shall pay the Broken Interest Period Amount to such Lender or Lenders. If the Company elects to prepay the Revolving Loans of any Lender claiming increased costs under this subsection, it may, but shall not be obligated to, either reborrow such sums from the claiming Lender or Lenders on the basis of a method of interest rate determination which is not subject to such claim for increased costs or (provided that, after giving effect thereto and to any concurrent prepayment of Revolving Loans, the sum of the aggregate principal amount of outstanding Revolving Loans and the aggregate LC Exposure shall not exceed the sum of the Commitments) terminate the Commitment of the claiming Lender or Lenders. Any election by the Company to prepay one or more claiming Lenders or to reborrow sums prepaid to claiming Lenders from such Lenders on the basis of a different method of determining the interest rate or to terminate the Commitment of one or more claiming Lenders, shall have no effect on the obligation of the remaining Lender or Lenders to maintain existing Revolving Loans and to make additional Revolving Loans up to the full amount of such Lenders' Commitment on the basis of any of the methods of interest rate determination available under this Agreement. In the event the Commitment of any Lender is terminated, any subsequent proration among the remaining Lenders shall be done on the basis of the remaining Commitments. Any Lender may claim additional costs pursuant to this subsection if the compliance by such Lender with any Requirement of Law effective after the date hereof or any guideline, request, or directive from any central bank or other Governmental Authority or any other law, rule, or regulation (whether or not having the force of law) effective after the date hereof increases (A) the Lender's cost of maintaining Revolving Loans on the basis of LIBOR or (B) reduces a Issuing Bank's rate of return on capital in respect of participations in Letters of Credit held, or Letters of Credit issued, by such Issuing Bank.

          (c) Increased Risk-Based Capital Cost. If the cost to any Lender of maintaining its Commitment or to any Issuing Bank maintaining the issuance of Letter of Credit or its participation in Letters of Credit is increased because of a Requirement of Law which becomes effective after the date hereof by the Board of Governors of the Federal Reserve System or any guideline, request, or directive from any central bank or other Governmental Authority or any other law, rule, or regulation (whether or not having the force of law) effective after the date hereof, or other regulatory entity of any country, with respect to risk-based capital requirements or other similar regulation of lending commitments or Letters of Credit, such Lender may, by written notice given to the Company and the Administrative Agent, require the Company to pay as an increase to the facility fee or the Issuing Bank Fee (as the case may be) specified in Section 3.04, commencing on the last day of the first full calendar quarter following receipt of such notice, an amount equal to such Lender's or Issuing Bank's additional cost. Any Lender or Issuing Bank asserting a right to recover such increased costs shall certify in its notice required by this Section 3.11(c) in reasonable detail the cause and amount of such additional cost. At any time after receipt of such notice the Company may, at its option, elect to terminate the Revolving Commitment of any such claiming Lender or Lenders as a group or individually. If the Company elects, pursuant to the preceding sentence, to terminate the Commitment of any Lender, such reduction in Commitment shall be limited in amount to the portion thereof in excess of the sum of such Lender's Revolving Loans or, if the Company shall so elect, the full Commitment shall be terminated and on the date of such termination, all principal, accrued and unpaid interest, and accrued and unpaid facility fees owed to such Lender shall be paid (and if, after giving effect thereto, the outstanding principal amount of the Revolving Loans exceeds the total Commitments, the Company shall prepay additional Revolving Loans in an amount sufficient to eliminate the excess) as soon thereafter as the necessary calculations can be made, a Broken Interest Period Amount for the Revolving Loan or Revolving Loans so prepaid shall be paid to such Lender. In the event the Commitment of any Lender is terminated, any subsequent proration among the remaining Lenders shall be done on the basis of the remaining Commitments.

          SECTION 3.12. Taxes.

          (a) Any and all payments to the Lenders, Issuing Banks or the Administrative Agent hereunder by the Company or on behalf of the Company shall be made clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes (including income taxes) imposed on the Administrative Agent, any Issuing Bank or any Lender (or participant) as a result of a present or former connection between the Administrative Agent, any Issuing Bank or any Lender (or participant) and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than as a result of entering into this Agreement, performing any obligations hereunder, receiving any payments hereunder or enforcing any rights hereunder); (ii) any taxes that are attributable solely to the failure of any Non-U.S. Lender (as defined in Section 3.12(g) below) to comply with Section 3.12(g) and (iii) any taxes that are attributable solely to a change in law by any Governmental Authority and incurred for periods prior to six months before the delivery of notification by any Lender, Issuing Bank or the Administrative Agent of such change in law or written demand for such indemnification (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, "Non-Excluded Taxes"). If the Company shall be required to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder to any Lender, Issuing Bank or the Administrative Agent, (i) the sum payable shall be increased by the amount (an "Additional Amount") necessary so that after making all required deductions (including deductions applicable to Additional Amounts payable under this Section 3.12) such Lender, Issuing Bank or the Administrative Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Company shall pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp, intangibles or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes").

          (c) The Company shall indemnify each Lender (or participant), Issuing Bank and the Administrative Agent for the full amount of Non-Excluded Taxes and Other Taxes paid by such Lender (or participant), Issuing Bank or the Administrative Agent, as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses)) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by a Lender, Issuing Bank or the Administrative Agent on its behalf and setting forth in reasonable detail the manner in which such amount shall have been determined shall be final, conclusive and binding for all purposes, absent manifest error. Such indemnification shall be made within 30 days after the date the Lender, Issuing Bank or the Administrative Agent, as the case may be, makes written demand therefor, which written demand shall be made within 60 days of the date such Lender, Issuing Bank or the Administrative Agent receives written demand for payment of such Lender, Issuing Bank or the Administrative Agent receives written demand for payment of such Taxes or Other Taxes from the relevant Governmental Authority.

          (d) If a Lender (or participant), Issuing Bank or the Administrative Agent receives a refund in respect of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid Additional Amounts pursuant to this Section 3.12, it shall within 30 days from the date of such receipt pay over such refund to the Company (but only to the extent of indemnity payments made, or Additional Amounts paid, by the Company under this Section 3.12 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender (or participant), Issuing Bank or the Administrative Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Company, upon the request of such Lender (or participant), Issuing Bank or the Administrative Agent, agrees to repay the amount paid over to the Company (plus penalties, interest or other charges) to such Lender (or participant), Issuing Bank or the Administrative Agent in the event such Lender (or participant), Issuing Bank or the Administrative Agent is required to repay such refund to such Governmental Authority.

          (e) As soon as practicable after the date of any payment of Non-Excluded Taxes or Other Taxes by the Company to the relevant Governmental Authority, the Company will deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

          (f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 3.12 shall survive the payment in full of the principal of and interest on all Commitments and Revolving Loans made hereunder.

          (g) On or before the date it becomes a party to this Agreement, each Lender (or participant) that is not a United States person (as defined in Section 7701(a) (30) of the Code) (a "Non-U.S. Lender") that is lending to or receiving payments under this Agreement from the Company shall deliver to the Company two copies of IRS Form (i) W-8ECI, (ii) W-8BEN, describing eligibility for exemption from United States Federal withholding tax under an applicable tax treaty or certificate, or (iii) W-8BEN and a non-bank certificate, or any successor forms thereto. Each Non-U.S. Lender shall redeliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender, except to the extent that such Non-U.S. Lender is legally unable to redeliver such forms in which case, such Non-U.S. Lender shall provide written notice to the Company setting forth the reason for such inability.

          (h) The Company shall not be required to indemnify any Lender, or to pay any Additional Amounts to any Lender, in respect of any United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to such withholding tax was in effect and would apply to amounts payable to such Lender on the date such Lender became a party to this Agreement (or, in the case of a participant, on the date such participant became a participant hereunder) or, with respect to payments to a new Domestic Lending Office, the date such Non-U.S. Lender designated such new Domestic Lending Office with respect to a Loan or provided, however, that this clause (i) shall not apply to any Lender (or participant) if the assignment, participation, transfer or designation of a new Domestic Lending Office was made at the request of the Company; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or Additional Amounts any Lender (or participant) would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or Additional Amounts that the Lender (or participant) making the assignment, participation, transfer or designation of such new Domestic Lending Office would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to indemnify or pay such Additional Amounts would not have arisen but for a failure by such Lender (or participant) to comply with the provisions of paragraph (g) above.

          (i) Nothing contained in this Section 3.12 shall require any Lender (or participant), Issuing Bank or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

          (j) If any amount is payable by the Company pursuant to clauses (a) or (c) to any Lender, the Company may at its option at any time during which such payments are required hereunder prepay on three Banking Days' notice all but not part of the Revolving Loans subject to such payments to the Administrative Agent for the account of the Lender or Lenders claiming increased costs under this subsection. If the Company prepays any Revolving Loan pursuant to this subsection, it shall also pay at the time of such prepayment all accrued and unpaid interest owed to the Lender or Lenders whose Revolving Loan is prepaid on account of the Revolving Loan so prepaid and as soon thereafter as the necessary calculations may be made, it shall pay the Broken Interest Period Amount to such Lender or Lenders. If the Company elects to prepay the Revolving Loans of any Lender claiming increased costs under this subsection, it may, but shall not be obligated to, either reborrow such sums from the claiming Lender or Lenders on the basis of a method of interest rate determination which is not subject to such claim for tax payments or (provided that, after giving effect thereto and to any concurrent prepayment of Revolving Loans, the aggregate principal amount of outstanding Revolving Loans and the aggregate LC Exposure shall not exceed the sum of the Commitments) terminate the Commitment of the claiming Lender or Lenders. Any election by the Company to prepay one or more claiming Lenders or to reborrow sums prepaid to claiming Lenders from such Lenders on the basis of a different method of determining the interest rate or to terminate the Commitment of one or more claiming Lenders, shall have no effect on the obligation of the remaining Lender or Lenders to maintain existing Revolving Loans and to make additional Revolving Loans up to the full amount of such Lenders' Commitment on the basis of any of the methods of interest rate determination available under this Agreement. In the event the Commitment of any Lender is terminated, any subsequent proration among the remaining Lenders shall be done on the basis of the remaining Commitments.

          SECTION 3.13. Compensation for Special Reserve Requirements and Taxes. If any Lender or any Issuing Bank shall determine that any rule, regulation or policy of the Board of Governors of the Federal Reserve System or any tax, levy, impost, duty, fee, deduction or withholding as in effect as of the date hereof requires it to maintain any ordinary, emergency, supplemental, or other reserve or incur any other cost in respect of obligations incurred by it to, in the case of such Lender, fund any Revolving Loan made by it hereunder on the basis of LIBOR or, in the case of such Issuing Bank fund any participation in Letters of Credit or issue Letters of Credit which is a reserve or other cost not generally incurred by the Lenders or Issuing Bank in respect of the funding of Revolving Loans or participation of Letters of Credit or issuance of Letters of Credit (as the case may be) hereunder, it may notify the Company and the Administrative Agent of the existence and amount of such additional reserve or costs and the Company shall for so long thereafter as the affected Revolving Loan or Letter of Credit remains outstanding reimburse such Lender or Issuing Bank for its additional costs described in such notice. The foregoing additional compensation shall include compensation for reserve requirements imposed in respect of LIBOR Loans pursuant to Regulation D of the Board of Governors of the Federal Reserve System. All such payments shall be made directly from the Company to the affected Lender or Issuing Bank and not through the Administrative Agent. The Company shall have the right upon receipt of any such notice, or at anytime thereafter so long as such additional costs remain in effect, to (i) require such Lender to relend on the basis of another interest rate formula which does not cause the Lender to incur such additional reserves or costs, or (ii) prepay the affected Revolving Loan from such Lender (with payment of any applicable Broken Interest Period Amount), and suspend the Commitment (in which case such Commitment shall be deemed terminated for all purposes of this Agreement so long as such suspension remains in effect) and the facility fee of such Lender, except with respect to its then outstanding Revolving Loans, for so long as such Lender has not given the Company and the Administrative Agent notice that the conditions resulting in such additional reserves or costs no longer remain in effect. Any Lender or Issuing Bank claiming additional compensation pursuant to this Section 3.13 shall promptly notify the Company of the end of any period of entitlement to such additional compensation.

          SECTION 3.14. Unavailability of Rates. Notwithstanding anything herein to the contrary, if prior to the beginning of an Interest Period as to interest on Revolving Loans calculated according to a Borrowing Rate based upon LIBOR, (i) the rate appearing on Page 3750 of the Dow Jones Market Service is unavailable; and (ii) both of the Reference Banks state their inability for any reason to identify particular rates or obtain sufficient funds in the respective market or to make or maintain the funds available where, when and for as long as specified by the Company as to those Revolving Loans, then the Company shall at its option upon notice from the Administrative Agent either (a) withdraw the borrowing request (or prepay the affected Revolving Loans) or (b) draw (or continue) the Revolving Loans with interest based upon Base Rate, without impairing the Company's option to elect a further change in the Borrowing Rate for such Revolving Loans in the manner provided by Section 3.05(b).

          SECTION 3.15. Interest Limitation. The obligation of the Company to pay interest on the Revolving Loans and the Notes shall be subject to the limitation that payment of interest or a portion thereof shall not be required to the extent that receipt of such payment or portion by any Lender would be in excess of the amounts permitted by any law applicable to such Lender existing on the date hereof limiting the maximum rate of interest which may be charged or collected by such Lender. Any such limitation on interest as to a Lender that reduces the amount of interest collectible by that Lender below the applicable Borrowing Rate by two percent of such Borrowing Rate or more shall require a change to another Borrowing Rate with respect to that Lender which would not result in such a reduction, pursuant to Section 3.05(b) and, if none is available, shall excuse the Lender from making the Revolving Loan in like manner to Section 3.11.

          SECTION 3.16. Successors and Assigns.

          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Loans at the time owing to it); provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Company and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender's obligations in respect of its LC Exposure, the Issuing Banks) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment or Revolving Loans, the amount of the Commitment or Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Company and the Administrative Agent otherwise consent, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and provided further that any consent of the Company otherwise required under this paragraph shall not be required if an Event of Default under clauses (a), (b) or (f) of Article VII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.11, 3.12, 3.13 and 9.02). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

          (c) The Administrative Agent, acting for this purpose as an agent of the Company, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Revolving Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Company, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In addition, the Administrative Agent will supply the Company with a current copy of the Register as soon as reasonably practicable after written request by the Company.

          (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

          (e) Any Lender may, without the consent of the Company, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.07 that affects such Participant. Subject to paragraph (f) of this Section 3.16, the Company agrees that each Participant shall be entitled to the benefits of Sections 3.11, 3.12 and 3.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.03 as though it were a Lender, provided such Participant agrees to be subject to Section 3.09(b) as though it were a Lender.

          (f) A Participant shall not be entitled to receive any greater payment under Section 3.11, 3.12 or 3.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company's prior written consent.

          (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 3.16 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

          SECTION 3.17. Lending Offices. Base Rate Loans made by each Lender shall be made from and maintained at such Lender's Domestic Lending Office. LIBOR Loans made by each Lender shall be made from and maintained at such Lender's Eurodollar Lending Office. Each Lender may, from time to time by written notice given to the Company and the Administrative Agent, change its designation of lending office for Revolving Loans based on any Borrowing Rate. Designation by any Lender of an Affiliate as the Domestic Lending Office or the Eurodollar Lending Office shall not affect the obligations of such Lender or the Company hereunder.

          SECTION 3.18. Survival. All liabilities of the Company under this Agreement arising prior to the Termination Date shall survive termination of this Agreement and/or repayment of Revolving Loans.

          SECTION 3.19. Increased Commitments; Additional Banks.

          (a) The Company may, if it so elects increase the aggregate amount of the Commitments (the "Increased Commitments"), either by designating one or more financial institutions not theretofore a Lender to become a Lender (an "Additional Lender") or by agreeing with one or more existing Lenders that such Lender's Commitment shall be increased; provided that the Company may increase the aggregate amount of the Commitments pursuant to this Section 3.19 no more than twice.

          (b) Any increase in the Commitments pursuant to this Section 3.19 shall be subject to satisfaction of the following conditions:

                    (i) before and after giving effect to such increase all representations and warranties contained in Article II shall be true;

                    (ii) at the time of such increase, no Default shall have occurred and be continuing or would result from such increase; and

                    (iii) after giving effect to such increase, the aggregate amount of Commitments shall not exceed the sum of $600,000,000.

          (c) An increase in the aggregate amount of the Commitments pursuant to this Section 3.19 shall become effective upon the receipt by the Administrative Agent of (i) an agreement in form and substance satisfactory to the Administrative Agent signed by the Company, by each Additional Lender and by each other Lender whose Commitment is to be increased, setting forth the new Commitments of each such Lender and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, (ii) such evidence of appropriate corporate authorization on the part of the Company with respect to the Increased Commitments and such opinions of counsel for the Company with respect to the Increased Commitments as the Administrative Agent may reasonably request and (iii) such evidence of the satisfaction of the conditions set forth in subsection (b) above as the Administrative Agent may reasonably request.

ARTICLE IV

Conditions Precedent

          SECTION 4.01. Initial Revolving Loans. The initial Revolving Loan under this Agreement and the issuance of Letters of Credit hereunder shall not be made earlier than March 28, 2002. The obligation of each Lender to make the initial Revolving Loan and of any Issuing Bank to issue any Letter of Credit under this Agreement shall not arise earlier than March 28, 2002, and shall be subject to the following conditions precedent (all documents required to be delivered hereunder shall be delivered with the number of originals and copies requested by the Administrative Agent). It shall not be necessary for the Company to borrow hereunder on the date that the following conditions precedent are satisfied in order to establish the effectiveness of its right to borrow hereunder.

          (a) Notes. The Company shall have furnished the Administrative Agent with a Note for each Lender requesting such.

          (b) Signatures. The Company shall have certified to the Administrative Agent the name and signature of each officer of the Company authorized to sign this Agreement, the Guarantee Agreement and the Notes and to borrow and effect other transactions hereunder. BCOP shall have certified to the Administrative Agent the name and signature of each officer of BCOP authorized to sign the Guarantee Agreement. The Administrative Agent and the Lenders may conclusively rely on such certifications until they receive notice in writing to the contrary.

          (c) Opinion of Company's General Counsel. The Administrative Agent shall have received from the General Counsel of the Company an opinion in the form attached as Schedule 3.

          (d) Proof of Corporate Action. The Administrative Agent shall have received certified copies of all corporate action taken by the Company and BCOP to authorize the execution, delivery and performance of this Agreement, the Guarantee Agreement and the Notes (as applicable), and the borrowings hereunder, and such other papers as the Administrative Agent shall reasonably require.

          (e) Officer's Certificate. The Administrative Agent shall have received a certificate of a Principal Financial Officer to the effect that since December 31, 2001, there has been no material adverse change in the business, condition or operations (financial or otherwise) of the Company or of the Company and its Subsidiaries on a combined basis, except as disclosed pursuant to Section 2.01(c), that no event has occurred and is continuing which, under the terms hereof, is an Event of Default or would, with the lapse of time or notice or both, become an Event of Default and that the representations and warranties of the Company contained in Sections 2.01 and 2.02 are true and correct as of the date of such certificate.

          (f) Notice of Borrowing. Satisfaction of the conditions precedent set forth in Section 4.02(a) and, if applicable, 4.02(b).

          (g) Prior Revolving Loan Agreement. All amounts due under the Boise Cascade Corporation 1997 Revolving Loan Agreement dated as of March 11, 1997, as amended (the "Prior Revolving Loan Agreement"), have been paid and the commitments of the banks thereunder terminated. This condition may be satisfied concurrently with the initial draw hereunder.

          (h) Credit Agreement and Guarantee Agreement. The Administrative Agent shall have received (i) this Agreement executed by the Company, the Issuing Banks and the Lenders and (ii) the Guarantee Agreement executed by the Company and BCOP.

          (i) Payment of Fees. The Administrative Agent shall have received all fees and amounts due and payable on and prior to the date hereof, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Company hereunder.

          SECTION 4.02. Incremental Borrowings and Letters of Credit. The obligation of each Lender to make each Revolving Loan required by a notice of borrowing given pursuant to Section 3.05(a) and of any Issuing Bank to issue Letters of Credit hereunder shall be subject to the following conditions precedent:

          (a) Absence of Default. (i) No Event of Default, and no event which with notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such Revolving Loan or the date of issuance of such Letter of Credit, (ii) the representations and warranties of the Company set forth in Section 2.02 shall be deemed to be remade as of the date of such Revolving Loan or the date of issuance of such Letter of Credit and shall be true and correct in all material respects and (iii) unless the Company has a commercial paper rating of A2/P2 or better from each of Moody's and S&P at the time such notice of Borrowing or notice requesting issuance of such Letter of Credit is given or deemed given, there has been no material adverse change in the business, condition or operations (financial or otherwise) of the Company or of the Company and its Subsidiaries on a Consolidated basis since December 31, 2001. Each such Borrowing or issuance of a Letter of Credit shall be deemed a certification by the Company that this condition is satisfied.

          (b) Notice. Notice of the borrowing shall have been given in accordance with Section 3.05(a) or notice of the issuance of a Letter of Credit shall have been given in accordance with Section 3.02(b).

          SECTION 4.03. Other Borrowings. The obligation of each Lender to make each Revolving Loan required by a notice of borrowing given or deemed given pursuant to Section 3.05(b) shall be subject to the conditions precedent that (a) the Company shall have complied with its obligations under Section 5.01(g), and (b) the Majority Lenders have not terminated the Lenders' Commitments and/or accelerated payment on the unpaid balance of all Revolving Loans pursuant to Section 7.02.

ARTICLE V

Affirmative Covenants

          From the date hereof and so long as the Commitment of any Lender shall be outstanding and until all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed and until the payment in full of all sums owed hereunder and under the Notes and the performance of all other obligations of the Company under this Agreement, the Company agrees that, unless the Majority Lenders shall otherwise consent in writing:

          SECTION 5.01. Information and Reports To Be Furnished by the Company. The Company will furnish to each Lender (in duplicate if requested) the following information and reports:

          (a) Quarterly Reports. As soon as available and, in any event, within 45 days after the end of each of the first three Fiscal Quarters and within 90 days after the end of the fourth Fiscal Quarter in each of the Company's Fiscal Years, the Consolidated balance sheets of the Company and its Restricted Subsidiaries as of the close of such quarter, and the related Consolidated statements of income and cash flows for the expired portion of the Fiscal Year then ended, together with comparative Consolidated figures for the same periods of the preceding year. Such financial statements have been prepared from the books and records of the Company and its Subsidiaries kept in accordance with Section 5.02. So long as the book value of the Company's aggregate investment in and advances to its Unrestricted Subsidiaries is less than 5% of Consolidated Net Assets, the financial statements and certification required by this Section 5.01(a) may be presented without exclusion of such Unrestricted Subsidiaries.

          (b) Annual Statements. As soon as available and, in any event, within 90 days after the end of each Fiscal Year, the Consolidated balance sheets of the Company and its Subsidiaries as at the end of such year, and the related Consolidated statements of income, retained earnings, shareholders' equity and cash flows for such year, together with comparative figures for the immediately preceding Fiscal Year, all in reasonable detail and accompanied by (i) reports or certificates of independent public accountants of recognized national standing stating, with respect to such Consolidated financial statements, that the financial statements were prepared in accordance with Generally Accepted Accounting Principles without any qualification due to limited investigation, such accountants to be satisfactory to the Majority Lenders, and (ii) the statement of such public accountants that they have caused the provisions of this Agreement to be reviewed and have no knowledge of any default by the Company in the performance or observance of any of the provisions of Article XI of this Agreement or the Notes or, if they have such knowledge, specifying such default and the nature thereof.

          (c) Compliance Certificate and Computations. At the time of delivery of each quarterly and annual statement furnished pursuant to Section 5.01, a certificate signed by a Principal Financial Officer, stating that he has caused the provisions of this Agreement to be reviewed and has no knowledge of the occurrence of any default by the Company in the performance or observance of any of the provisions of this Agreement or the Notes or if he has such knowledge, specifying such default and the nature and status thereof, and setting forth computations in reasonable detail showing, as of the end of the period covered by such statement, the amounts of the Maximum Capitalization Ratio, the Interest Coverage Ratio and Net Worth.

          (d) Credit Rating. Prompt written notice of any change in the Company's senior unsecured long-term debt rating by either S&P or Moody's.

          (e) Reports to Stockholders. Promptly upon the sending, making available or filing of the same, all such debt registration statements, proxy statements, financial statements and reports as the Company shall send or make available to its stockholders or to any holder of its public debt securities for borrowed money or filed with the Securities and Exchange Commission, excluding filings made with the SEC solely in respect of securities issued pursuant to employee benefit plans of the Company and its Subsidiaries; provided that so long as the Company has filed such documents on the SEC's EDGAR system and such documents are readily available to the general public via the EDGAR system, the Company need only provide copies of its 10-K and 10-Q filings to satisfy its obligations under this Section 5.01.

          (f) Miscellaneous Information; Inspection. From time to time upon request, such information regarding the business and affairs and condition (financial and other) of the Company, its Restricted Subsidiaries, and its Material Subsidiaries and their respective properties in such detail as may reasonably be requested by each Lender; and each Lender shall also have the right at its expense to visit and inspect any of such properties, to examine books of account, records and other papers of the Company, its Restricted Subsidiaries, and its Material Subsidiaries and to take notes and make transcripts therefrom, and to discuss their affairs, finances and accounts with, and be advised as to the same by, their officers, all at such reasonable times and intervals as may be requested.

          (g) Notice of Event of Default. Promptly upon a Principal Financial Officer obtaining knowledge of an Event of Default, the Company shall give written notice to the Administrative Agent of the Event of Default and what action the Company proposes to take with respect thereto. The Company shall also give the Administrative Agent a copy of any such notice any time a notice of reborrowing is given pursuant to Section 3.05(b) or deemed to be given under Section 3.05(c), if the Event of Default is continuing at the time such reborrowing notice is given or is deemed to be given.

          (h) ERISA. The Company shall promptly notify the Lenders of:

                    (i) any ERISA Event affecting the Company or any ERISA Affiliate, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event;

                    (ii) any increase in the Unfunded Pension Liability of any Pension Plan or any increase in the potential withdrawal liability of the Company or any ERISA Affiliate with respect to any Multiemployer Plan, whether arising under an existing Pension Plan or Multiemployer Plan or such a plan that is subsequently adopted or maintained which is reasonably likely to have a Material Adverse Effect; and

                    (iii) the occurrence of any "prohibited transaction" within the meaning of Section 406 of ERISA, that is not covered by an exemption, and which could expose the Company or its ERISA Affiliates to a material liability.

          (i) Litigation. Notice of any litigation or administrative proceeding that has resulted or may result in a Material Adverse Effect, including (i) breach or nonperformance of, or any default under, a contractual obligation of the Company or any Subsidiary; (ii) any litigation or proceeding between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary; including pursuant to any applicable Environmental Laws. Such notice shall be given within ten days after a Principal Financial Officer of the Company has determined that such litigation or proceeding has resulted or may result in a Material Adverse Effect.

          (j) Subsidiaries. The Company shall deliver to the Lenders prompt notice of any Subsidiary becoming or ceasing to be an Unrestricted Subsidiary.

          SECTION 5.02. Accounts. The Company and its Subsidiaries will each keep true records and books of account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with Generally Accepted Accounting Principles.

          SECTION 5.03. Prompt Payment of Indebtedness. The Company and its Restricted Subsidiaries and Unrestricted Subsidiaries (but only to the extent that nonpayment of the following items shall create a payment obligation to the Company or a Restricted Subsidiary) will each promptly pay and discharge, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon it or its property, and all its other Indebtedness; provided, however, that any such tax, assessment, charge, levy or other Indebtedness need not be paid: (a) if the validity thereof shall currently be contested in good faith by appropriate action or proceedings, the Company or the Restricted Subsidiary concerned shall have set aside on its books adequate reserves with respect thereto and no proceedings shall have been commenced to foreclose any Lien securing any such tax, assessment, charge or levy; or (b) on any note secured by a mortgage or deed of trust on property held by the Company or its Restricted Subsidiaries or in connection with any tax, assessment, government charge or levy, if the sole recourse of the mortgage or deed of trust holder or taxing authority is to foreclose on the property subject to such mortgage or tax and so long as any such sum is due and unpaid the assets so encumbered are excluded from the calculation of Consolidated Net Worth.

          SECTION 5.04. Conduct of Business and Corporate Existence. The Company and its Restricted Subsidiaries will each do all things necessary to preserve, renew and keep in full force and effect its corporate existence and its rights and franchises by it deemed necessary to continue its business. Nothing in the preceding sentence shall preclude the Company from liquidating any of its Subsidiaries or merging any of its Subsidiaries into the Company or another of its Subsidiaries so long as such action does not constitute a breach of any other portion of this Agreement or result in an Event of Default. The Company and its Restricted Subsidiaries will each comply with all applicable laws, ordinances and regulations in respect of the conduct of its business and the ownership of its property, except to the extent that noncompliance therewith would not have a Material Adverse Effect.

          SECTION 5.05. Maintenance of Property and Leases. The Company and its Restricted Subsidiaries will each keep its properties in such repair, working order and condition as shall be in the best interest of its business, and from time to time will make all needful and proper repairs, renewals, replacements, additions and improvements thereto, and will comply with the provisions of all leases to which it is a party or under which it occupies property so as to prevent any loss or forfeiture thereof or thereunder; but nothing in this Section 5.05 shall prevent the Company or any Restricted Subsidiary from selling, abandoning or otherwise disposing of any property or lease if such property or lease is no longer useful in the business of the Company or Restricted Subsidiary.

          SECTION 5.06. Insurance. The Company and its Restricted Subsidiaries will each keep its assets which are of an insurable character (except timberlands and other assets which are not customarily insured by other companies engaged in similar businesses, and except minor assets which in the aggregate do not constitute a material part of the assets of the Company or any Restricted Subsidiary) insured by financially sound and reputable insurers against loss or damage by fire and extended coverage in amounts sufficient to prevent the Company or any Restricted Subsidiary from becoming a coinsurer and not in any event less than 80% of the actual cash value of the property insured; and will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses; provided, however, that the Company and any Restricted Subsidiary may self-insure against liability to workers in any state or jurisdiction, or may effect workers' compensation insurance therein through an insurance fund operated by such state or jurisdiction, if the limitation upon liability imposed by the applicable workers' compensation law is and remains effective; provided further that the Company and its Restricted Subsidiaries may self-insure or otherwise retain risk in respect of any insurance coverage required by this Section 5.06 for the first $10,000,000 per occurrence or loss. The foregoing retainage of risk may be structured as a deductible or other direct risk retention feature or it may be structured by placement of the required insurance coverage with a Subsidiary insurance company (the "Insurance Company") so long as the Insurance Company reinsures the required coverage with financially sound and reputable reinsurance companies to the extent necessary to ensure that the total portion of required coverage risk retained by the Company and its Subsidiaries (including the Insurance Company) is less than or equal to $10,000,000 per occurrence or loss. Coverage which the Company elects to carry in excess of the amount required by this Section 5.06 may be carried subject to any level of risk retention deemed appropriate by the Company.

          SECTION 5.07. Use of Proceeds and Letters of Credit. The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Revolving Loan proceeds, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, or (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock. Letters of Credit will be issued only to support obligations of the Company arising in the ordinary course of business of the Company.

ARTICLE VI

Negative Covenants

          From the date hereof, and so long as the Commitment of any Lender shall be outstanding and until all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, and until the payment in full of all sums owed hereunder and under the Notes, and the performance of all other obligations of the Company under this Agreement, the Company agrees that, unless the Majority Lenders shall otherwise consent in writing, it will comply with the covenants set forth in Sections 6.01 through 6.06 below.

          SECTION 6.01. Maximum Capitalization Ratio. The Maximum Capitalization Ratio of the Company and its Restricted Subsidiaries at the end of each fiscal quarter shall not be greater than .60 to 1.

          SECTION 6.02. Interest Coverage Ratio. Consolidated EBITDA of the Company and its Restricted Subsidiaries for the four fiscal quarters ended as of the end of each fiscal quarter shall equal or exceed 275% of the actual interest expense as reported in the Consolidated income statement of the Company and its Subsidiaries for those four fiscal quarters.

          SECTION 6.03. Minimum Net Worth. The Company and its Restricted Subsidiaries shall maintain, as of the end of each fiscal quarter, Consolidated Net Worth equal to at least $1,450,000,000, plus the sum of 50% of cumulative quarterly Consolidated Net Income, for each fiscal quarter with respect to which quarterly Consolidated Net Income is not a loss, for the period beginning with the fiscal quarter ending March 31, 2002.

          SECTION 6.04. Consolidation, Merger, and Sale of All Assets. The Company shall not convey or transfer its properties and assets substantially as an entirety to any Person or Persons in a single transaction or related series of transactions. The Company shall not consolidate with or merge with any Person unless each of the following requirements is satisfied:

          (a) The Company shall be the surviving corporation in any such consolidation or merger.

          (b) Immediately after giving effect to such consolidation or merger, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing.

          Any corporation formed by a merger or consolidation permitted by this Section 6.04 shall constitute for all purposes hereunder the successor to the Company and have and be entitled to exercise all rights, powers and privileges of the Company hereunder and be obligated to fully and completely perform all duties and obligations of the Company hereunder.

          SECTION 6.05. Liens.

          (a) The Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it except:

                    (i) purchase money Liens to secure Indebtedness (including any extensions, renewals and replacements of any such Indebtedness) incurred solely for the purpose of financing the acquisition of any fixed or capital assets acquired by the Company or a Restricted Subsidiary with the proceeds of such Indebtedness; provided that (A) such Indebtedness is incurred prior to or within 90 days after such acquisition, (B) any such Liens attach only to the assets so acquired and (C) the aggregate principal amount of Indebtedness permitted by this clause (i) secured by any such Lien does not exceed 100% of the purchase price of the property being acquired;

                    (ii) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;

                    (iii) any Lien on any asset of any Person existing at the time such Person is merged with or consolidated into the Company or a Subsidiary and not created in contemplation of or in connection with such Person merging with or consolidating into the Company or a Subsidiary;

                    (iv) any Lien existing on any asset prior to the acquisition thereof by the Company or a Restricted Subsidiary and not created in contemplation of or in connection with such acquisition;

                    (v) any Lien on cash or cash equivalents securing Derivatives Obligations; provided that the aggregate amount of cash and cash equivalents subject to all such Liens may at no time exceed $25,000,000;

                    (vi) Permitted Encumbrances;

                    (vii) other Liens; provided that the sum of (x) the aggregate Indebtedness that is secured by such Liens plus (without duplication) (y) the aggregate amount of Indebtedness of Subsidiaries described in clause (e) of Section 6.06, shall not exceed 15% of Consolidated Net Worth of the Company and its Restricted Subsidiaries; and

                    (viii) Liens on accounts receivable the subject of a Permitted Receivables Transaction; provided that the aggregate amount outstanding under such Permitted Receivables Transactions shall not exceed $300,000,000 at any given time.

          (b) The Company will not, and will not permit any Restricted Subsidiary to, enter into any Securitization Transaction other than Permitted Receivables Transactions; provided that the aggregate amount outstanding under such Permitted Receivables Transactions shall not exceed $300,000,000 at any given time.

          SECTION 6.06. Subsidiary Indebtedness. The Company will not permit any Restricted Subsidiary (other than any Subsidiary Guarantor) to create, incur, assume or permit to exist any Indebtedness, except:

          (a) Indebtedness owing to the Company or to any other Restricted Subsidiary;

          (b) Indebtedness secured by a Lien permitted by clauses (i), (iii) (to the extent such Lien is created in respect of a merger or consolidation of a Person into the Company), (iv), (v), (vi) and (viii) of Section 6.05(a);

          (c) Indebtedness of any Person existing at the time such Person becomes a Subsidiary that is not guaranteed by any Restricted Subsidiary and is not created in contemplation of such event (but not any refinancing, extension, renewal or refunding of any such Indebtedness);

          (d) Indebtedness created under the Loan Documents; and

          (e) Indebtedness of Restricted Subsidiaries in an aggregate amount which, when added (without duplication) to the aggregate Indebtedness that is secured by Liens which are permitted under Section 6.05(a)(vii), does not in aggregate exceed 15% Consolidated Net Worth of the Company and its Restricted Subsidiaries.

ARTICLE VII

Default

          SECTION 7.01. Events of Default. The occurrence of one or more of the following events shall constitute an "Event of Default" under this Agreement:

          (a) if default shall be made in the payment of principal on any of the Revolving Loans or the reimbursement of any LC Disbursement when and as the same shall become due and payable or in any of the covenants contained in Article VI; or

          (b) if default shall be made in the payment of any interest on any of the Revolving Loans or any unpaid amount of an LC Disbursement or any fees or other amounts payable hereunder when and as the same shall become due and payable and any such default shall continue for a period of six days; or

          (c) if default shall be made in the observance or performance of any other covenant or provision of the Notes or of the Guarantee Agreement or this Agreement, and such default shall continue for a period of 30 days after the Company shall have obtained knowledge thereof; or

          (d) if default shall be made under the terms of any note, debenture, bond, agreement or other instrument relating to money borrowed by the Company or a Restricted Subsidiary with an unpaid principal balance in excess of $10,000,000 and such default shall continue beyond the period of grace, if any, specified therein, but excluding any default on any note secured by a mortgage or deed of trust on property held by it if the only recourse of the holder of such note shall be to foreclose the mortgage or deed of trust; and provided further, that if the Company or Restricted Subsidiary committing such default shall effect a cure thereof or obtain a waiver thereof from the holder of such debt prior to action by the Majority Lenders pursuant to Section 7.02 hereof, no Event of Default shall exist under this Section;

          (e) if any representation or warranty made by the Company or the Subsidiary Guarantor in this Agreement or the Guarantee Agreement, or in connection with any amendment hereof or thereof, or in any certificate delivered or deemed to have been delivered pursuant hereto shall prove to have been untrue in any material respect as of the date made; or

          (f) if the Company, the Subsidiary Guarantor or any Material Subsidiary shall be involved in financial difficulties as evidenced by:

                    (i) the Company, the Subsidiary Guarantor or any Material Subsidiary (A) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise, (B) voluntarily ceases to conduct its business in the ordinary course, (C) commences any Insolvency Proceeding with respect to itself, or (D) takes any action to effectuate or authorize any of the foregoing, or

                    (ii) (A) any involuntary Insolvency Proceeding is commenced or filed against the Company, the Subsidiary Guarantor or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's, the Subsidiary Guarantor's or any Material Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy, (B) the Company, the Subsidiary Guarantor or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding, or (C) the Company, the Subsidiary Guarantor or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business;

          (g) if any judgments or awards for the payment of money in excess of $1,000,000 in the aggregate shall have been rendered against the Company or any Restricted Subsidiary and the same shall have remained unsatisfied and in effect, without stay of execution, for any period of 60 consecutive days;

          (h) (i) the occurrence of an ERISA Event with respect to a Pension Plan or Multiemployer Plan which has resulted or is expected to result in liability of the Company or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of 20% of Consolidated Net Worth, (ii) the commencement or increase of contributions to, or the adoption of or the amendment of a Pension Plan by the Company or an ERISA Affiliate which has resulted or will result in an increase in net Unfunded Pension Liability among all Pension Plans in an aggregate amount in excess of 20% of Consolidated Net Worth, or (iii) the Company or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect; or

          (i) a Change in Control shall occur.

          SECTION 7.02. Acceleration of Revolving Loans. If any Event of Default shall occur and shall be continuing, the Majority Lenders, by notice given in writing to the Company by the Administrative Agent, may terminate the Lenders' Commitments and/or declare the unpaid balance of all Revolving Loans, any unreimbursed LC Disbursements, interest accrued and unpaid thereon, and all accrued and unpaid fees to be forthwith due and payable hereunder, and thereupon such balance, such unreimbursed amount, such interest, and such fees shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived; provided that, if the Event of Default occurring shall be an event specified in Section 7.01(f), all Commitments shall automatically terminate, all sums owed in respect of any Revolving Loan and any unreimbursed LC Disbursements and all fees shall be automatically due and payable hereunder immediately upon the occurrence of such event without the necessity of any action by either Administrative Agent, the Majority Lenders, or any Lender.

ARTICLE VIII

The Administrative Agent

          Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.07), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.07) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall not be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

          Subject to the appointment and acceptance of a successor the Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Majority Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.02 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

          Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

ARTICLE IX

Miscellaneous

          SECTION 9.01. Waivers. No failure on the part of any Lender or Issuing Bank or the Administrative Agent to exercise, and no delay in exercising, and no course of dealing with respect to, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 9.02. Expenses and Indemnification.

          (a) The Company agrees to promptly pay, whether or not any Revolving Loan is made or any Letter of Credit is issued hereunder; (i) the reasonable fees and disbursements of Cravath, Swaine & Moore in connection with the negotiation of this Agreement and preparation for the initial borrowing hereunder; (ii) all reasonable expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of my Letter of Credit or any demand for payment thereunder and (iii) costs of collection or enforcement incurred by the Administrative Agent and any Issuing Bank or Lender (including allocated costs for in-house legal services and reasonable counsel fees) in connection with any Event of Default or any effort to collect sums past due hereunder (including in connection with any "workout" or restructuring regarding the Revolving Loans, and including in any Insolvency Proceeding or appellate proceedings).

          (b) Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent or any Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities (as defined below); provided, however, that no Lender shall be liable for the payment to the Administrative Agent-Related Persons of any portion of such Indemnified Liabilities to the extent that they are found by a final decision of a court of competent jurisdiction to have resulted solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section 9.02 shall survive the termination of this Agreement and/or the repayment of Revolving Loans.

          (c) The Company shall indemnify and hold harmless the Administrative Agent, the Issuing Banks, the Lenders, and their respective directors, officers, agents, and employees (the "Indemnitees") from and against all losses, claims, damages, expenses, or liabilities (collectively, the "Claims"), including but not limited to legal (including all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel involved in the evaluation, defense or settlement of any Claims) or other expenses incurred in the evaluation, defense or settlement of any Claims that arise out of, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the transactions contemplated hereby, (ii) any Revolving Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any Claims arising from or in connection with any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries(all of the foregoing collectively, the "Indemnified Liabilities"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee. This indemnity shall not apply to claims by a Lender (including the Administrative Agent or their respective Administrative Agent-Related Persons) against another Lender (including Administrative Agent or its respective Administrative Agent-Related Persons).

          SECTION 9.03. Offsets. Nothing in this Agreement shall be deemed a waiver or prohibition of any Lender's or Issuing Bank's right of banker's lien or offset.

          SECTION 9.04. Governing Law. This Agreement and the Notes shall be construed in accordance with and governed by the law of the State of New York.

          SECTION 9.05. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

          SECTION 9.06. Notices. Notices and the communication provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to the Company, to it at 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728-0001, Attention of Treasurer (Telecopy No. 208-384-4913) with a copy of any notice issued pursuant to Article VII to the Attention of Senior Vice President and General Counsel (Telecopy No. 208-384-4912);

          (b) if to JPMorgan Chase Bank in its capacity as Issuing Bank, to it at JPMorgan Chase Bank, One Chase Manhattan Plaza, 8th Floor, New York, NY 10081, Attention of Vito Cipriano (Telephone No. 212-552-7402) (Telecopy No. 212-552-5662);

          (c) if to any other Issuing Bank, to it at its address specified in the agreement entered into by the Company with the Issuing Bank relating to any Letters of Credit to be issued by such Issuing Bank;

          (d) if to the Administrative Agent, to it at JPMorgan Chase Bank, One Chase Manhattan Plaza, 8th Floor, New York, NY 10081, Attention of Vito Cipriano (Telephone No. 212-552-7402) (Telecopy No. 212-552-5662);

          (e) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 1 or otherwise in its Assignment and Acceptance; and

          (f) if to a Subsidiary Guarantor, to it at its address specified in the Guarantee Agreement.

          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article III unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

          Whenever this Agreement provides that the Company shall give notice to the Administrative Agent of certain matters, the Administrative Agent shall promptly, after receipt of any such notice, notify each Lender of the contents of such notice by (a) telecopy in the case of any notice under Section 3.05 or 3.06 and (b) any means permitted by this Section 9.06 in the case of any other notice.

          The Company, any Issuing Bank and the Administrative Agent may change any of the addresses for notices set forth in this Section 9.06 at any time by giving notice of such change in accordance with the provisions of this Agreement to all parties to this Agreement. Any Lender may change any of the addresses for notices set forth on Schedule 1 hereto at any time by giving notice of such change in accordance with the provisions of this Agreement to the Administrative Agent and the Company.

          All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          Any agreement of the Administrative Agent, any Issuing Bank and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely on the authority of any Person they in good faith believe to be a Person authorized by the Company to give such notice and the Administrative Agent, the Issuing Banks and the Lenders shall not have any liability to the Company or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Banks or the Lenders in reliance upon such telephonic or facsimile notice. Except where the Administrative Agent, the Issuing Banks or the Lenders have failed to act in good faith, the obligation of the Company to repay Revolving Loans where it did not receive the benefit of the proceeds, or pay any other amounts due hereunder, shall not be affected in any way or to any extent by any failure by the Administrative Agent, the Issuing Banks and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Banks and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Banks and the Lenders to be contained in the telephonic or facsimile notice. Notwithstanding anything set forth in this Section 9.06, identification of the Company's bank account to which any funds are to be advanced or transferred may only be in writing.

          SECTION 9.07. Amendments. Neither this Agreement nor the Guarantee Agreement may be amended, supplemented or modified, nor may any of their respective terms be waived, except by written instruments signed by the Company and the Majority Lenders; provided, however, that no amendatory, supplemental or modifying agreement or waiver shall (i) extend the term of, increase the amount of, or alter the currency of the Commitment of any Lender (except such an increase pursuant to Section 3.19) or LC Disbursement, reduce the rate of, or extend the time for payment of, fees payable hereunder, extend the maturity of any Revolving Loan or the required date of reimbursement of any LC Disbursement or reduce the rate of interest thereon, extend the time of payment of interest thereon or reduce the principal amount thereof or change the provisions contained in Section 3.09, 3.11 or 3.12, (ii) change the percentage specified in the definition of Majority Lenders in Section 1.01 of this Agreement, or (iii) amend this Section 9.07, without the written consent of all of the Lenders and, if their rights and obligations are affected thereby, the Issuing Banks. Any such amendatory, supplemental or modifying agreement or waiver shall apply equally to each of the Lenders and shall be binding upon the Company and all of the Lenders. Nothing contained in the foregoing shall prohibit any Lender from waiving any of its rights hereunder so long as such waiver shall have no effect on the rights of any other Lender hereunder. Notwithstanding the foregoing, no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Majority Lenders, affect the rights or duties of the Administrative Agent under this Agreement.

          SECTION 9.08. Successors. This Agreement shall be binding upon and inure to the benefit of the Company, the Agents, the Issuing Banks and the Lenders and their respective successors and assigns.

          SECTION 9.09. Assignment. The Company shall not sell or assign this Agreement or any of its rights and powers hereunder or delegate its obligations hereunder to any Person without the prior written consent of all of the Lenders except as permitted by Section 6.04.

          SECTION 9.10. Dispositions. Each Lender represents to the Company that it will make the Revolving Loans to be made by it hereunder in the ordinary course of its commercial banking business and will not transfer any interest in any such Revolving Loan in violation of the provisions of this Agreement or of the Securities Act of 1933, as amended, and the regulations thereunder.

          SECTION 9.11. Effective Date. Subject to Section 4.01, this Agreement shall be and become effective as of March 28, 2002, when the Administrative Agent shall have received duly executed counterparts hereof from all of the parties hereto and all fees and expenses due upon closing to the Agents and Lenders in connection with this Agreement have been paid. Any Lender may sign a counterpart and send the signature pages bearing its signature to the Administrative Agent by facsimile transmissions, followed by prompt delivery of an original of such signature pages to the Administrative Agent or its counsel.

          SECTION 9.12. Consent to Jurisdiction. The Company hereby irrevocably submits to the nonexclusive jurisdiction of any state or Federal court sitting in the State of New York in any action or proceeding arising out of or relating to this Agreement, and the Company hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. The Company hereby irrevocably waives to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Nothing in this Section 9.12. shall affect the right of the Agents or any Issuing Bank or Lender to bring any action or proceeding against the Company or its property in the courts of any other jurisdiction.

          SECTION 9.13. Confidentiality. Information provided to the Lenders pursuant to Section 5.01 shall be maintained in confidence by the Lenders in accordance with the following:

          (a) The term "Confidential Information" means all information designated by the Company as confidential, whether of an operational, economic, or accounting nature, except information which is now or hereafter becomes generally known in the financial community through no fault of the Lender or information which was in any Lender's possession at the time of receipt from the Company and which was obtained by any Lender from third parties lawfully in possession of such information without any breach by such third party of a duty of confidentiality to or for the benefit of the Company or by analysis by any Lender of nonconfidential information possessed by it. Disclosures made under this Agreement which are specific shall not be deemed to be within the foregoing exceptions merely because they are embraced by more general information possessed by any Lender which is not confidential information within the meaning of the preceding sentence.

          (b) Each Lender shall designate a specific department or departments or specific representatives for receiving Confidential Information.

          (c) Each Lender severally agrees:

                    (i) not to make any use whatsoever of the Confidential Information except in connection with present or future Revolving Loans or other extensions of credit to the Company or any of its Subsidiaries or Affiliates;

                    (ii) not to reveal any Confidential Information to any third parties, to any other divisions, departments, Affiliates, or subsidiaries of the Lender, or to any officer or employee of the Lender who does not have a direct need to know the Confidential Information in connection with present or future Revolving Loans or other extensions of credit to the Company or any of its Subsidiaries or Affiliates; and

                    (iii) to file the Confidential Information in secure places which ensure restricted accessibility.

          (d) Notwithstanding the provisions of Section 9.13(c) any Lender may disclose the Confidential Information, as required from time to time, in the following circumstances: (i) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Lender or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder; (vi) to such Lender's independent auditors and other professional advisors; and (vii) as to any Lender, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company is party with such Lender; provided that if any Lender is served with legal process which may require disclosure of Confidential Information it shall promptly notify the Company of such fact.

          (e) The provisions hereof shall remain in effect for so long as this Agreement shall remain in effect plus a period of three years thereafter.

          (f) Each Lender agrees that it will periodically sign a nondisclosure agreement reconfirming its obligations under this Section 9.13.

          SECTION 9.14. Interpretation. The following rules shall apply to the construction of this Agreement unless the context requires otherwise: (a) the singular includes the plural and the plural the singular; (b) words importing any gender include the other genders; (c) references to statutes are to be construed as including all statutory provisions consolidating, amending, or replacing the statute to which reference is made, and all regulations adopted and publications promulgated pursuant to such statutes; (d) references to "writing" include printing, photocopy, typing, lithography, and other means of reproducing words in a tangible, visible form; (e) the words "including", "includes", and "include" shall be deemed to be followed by the words "without limitation"; (f) references to sections (or subdivisions of sections), exhibits, appendices, annexes, or schedules are to those of this Agreement unless otherwise indicated; (g) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent that such amendments and other modifications are permitted or not limited by the terms of this Agreement; and (h) references to Persons include their respective permitted successors and assigns.

          SECTION 9.15. Entire Agreement. This Agreement embodies the entire agreement and understanding among the Company, the Issuing Banks, the Lenders, and the Administrative Agent and supersedes all prior or contemporaneous agreements and understandings of such persons, verbal or written, relating to the subject matter hereof, except for fee letters between the Company and the Administrative Agent and except for the Guarantee Agreement and any separate agreements among the Company, the Administrative Agent and any Issuing Bank relating to such Issuing Bank's agreement to issue Letters of Credit.

          SECTION 9.16. Waiver of Jury Trial. Each of the Administrative Agent, the Issuing Banks, the Lenders, and the Company hereby knowingly, voluntarily, and intentionally waives any rights it may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with this Agreement. This provision is a material inducement for the Administrative Agent, the Issuing Banks, the Lenders and the Company entering into this Agreement.

          SECTION 9.17. Waiver of Notice Period for Termination of the Prior Revolving Loan Agreement. Each Lender that is a "Bank" as defined in the Prior Revolving Loan Agreement, by executing and delivering this Agreement, hereby waives the requirement for ten Business Days written notice to be given by the Company under Section 3.02(b) of the Prior Revolving Loan Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed as of the date first set forth above.

BOISE CASCADE CORPORATION,

by /s/ Irving Littman
Name: Irving Littman
Title: Vice President and Treasurer

JPMORGAN CHASE BANK, individually and as Administrative Agent,

by /s/ William P. Findfuss
Name: William P. Rindfuss
Title: Vice President

Name of Lender:

BANK OF AMERICA, N.A.

by /s/ Michael Balok
Name: Michael Balok
Title: Managing Director

Name of Lender:

BANK OF MONTREAL

by /s/ Shahrokh Z. Shah
Name: Shahrokh Z. Shah
Title: Vice President

Name of Lender:

WACHOVIA BANK, N.A.

by /s/ Shawn Janko
Name: Shawn Janko
Title: Vice President

Name of Lender:

ABN AMRO Bank N.V.

by /s/ Dean P. Giglio
Name: Dean P. Giglio
Title: Vice President

by /s/ Richard Schrage
Name: Richard Schrage
Title: Vice President

Name of Lender:

NORTHWEST FARM CREDIT SERVICES, PCA

by /s/ Jim D. Allen
Name: Jim D. Allen
Title: Vice President

Name of Lender:

TORONTO DOMINION (TEXAS), INC.

by /s/ Jim Hall
Name: Jim Hall
Title: Vice President

Name of Lender:

U.S. BANK NATIONAL ASSOCIATION

by /s/ James W. Henken
Name: James W. Henken
Title: Vice President

Name of Lender:

MELLON BANK, N.A.

by /s/ Lawrence C, Ivey
Name: Lawrence C. Ivey
Title: First Vice President

Name of Lender:

WELLS FARGO BANK, NATIONAL ASSOCIATION

by /s/ Vicki V. Riga
Name: Vicki V. Riga
Title: Vice President

Name of Lender:

THE BANK OF TOKYO-MITSUBISHI, LTD.
PORTLAND BRANCH

by /s/ Junji Ban
Name: Junji Ban
Title: General Manager

Name of Lender:

THE NORTHERN TRUST COMPANY

by /s/ Melissa A. Whitson
Name: Melissa A. Whitson
Title: Vice President

Name of Lender:

STATE STREET BANK AND TRUST COMPANY

by /s/ Elizabeth Ryan-Catalano
Name: Elizabeth Ryan-Catalano
Title: Assistant Vice President

SCHEDULE 1

LENDERS, COMMITMENTS AND ADDRESSES
Name and Address of Lender	Commitment Amount	Commitment Percentage
JPMORGAN CHASE BANK 270 Park Avenue New York, NY 10017 Attention: William Rindfuss, Vice President Telephone: 415-371-4976 Fax: 415-371-4881	$60,000,000	11.4%
BANK OF AMERICA, N.A. 555 California Street, 12th Floor San Francisco, CA 94104 Attention: Thomas R. Sullivan, VP Telephone: 415-622-3482 Fax: 415-622-4585	$60,000,000	11.4%
BANK OF MONTREAL 115 South LaSalle Street Chicago, IL 60603 Attention: Sharokh Z. Shah Telephone: 312-293-8353 Fax: 312-293-5852	$60,000,000	11.4%
WACHOVIA BANK, N.A. 191 Peachtree St. MC-GA 8050 Atlanta, GA 30303 Attention: Shawn Jenko Telephone: 404-332-5884 Fax: 404-332-4136	$60,000,000	11.4%
ABN AMRO BANK N.V. 208 South LaSalle Street,Suite 1500 Chicago, IL 60604-1003 Attention: Credit Administration Telephone: 312-992-5110 Fax: 312-992-5111	$50,000,000	9.5%
NORTHWEST FARM CREDITS SERVICES 1700 S. Assembly St. Spokane, WA 99224 Attention: Jim Allen Telephone: 509-340-5555 Fax: 509-340-5503	$40,000,000	7.6%
TORONTO DOMINION (TEXAS) INC. 909 Fannin St., 17th Floor Houston, TX 77010 Attention: Jill Hall Telephone: 713-653-8281 Fax: 713-951-9921	$40,000,000	7.6%
US BANK NATIONAL ASSOCIATION 101 S. Capitol, Suite 807 Boise, ID 83702 Attention: James W. Henken Telephone: 208-383-7823 Fax: 208-383-7563	$40,000,000	7.6%
MELLON BANK Three Mellon Bank Ctr, Room 153-1204 Pittsburgh, PA 15259 Attention: Lawrence C. Ivey Telephone: 213-553-9543 Fax: 213-629-0492	$30,000,000	5.7%
WELLS FARGO BANK 119 North 9th St., 4th Floor Boise, ID 83702 Attention: Vicki V. Riga Telephone: 208-393-2163 Fax: 208-393-2472	$30,000,000	5.7%
THE BANK OF TOKYO-MITSUBISHI, LTD., PORTLAND BRANCH 1211 South West 5th Ave., Suite 2300 Portland, OR 97204 Attention: Eddy Chen or Kosuko Takahashi Telephone: 206-386-6027 Fax: 206-382-6067	$20,000,000	3.8%
THE NORTHERN TRUST COMPANY 50 S. LaSalle St. MAO18 Chicago, IL 60675 Attention: Melissa A. Whitson, VP Telephone: 312-444-4473 Fax: 312-630-6062	$20,000,000	3.8%
STATE STREET BANK & TRUST COMPANY 225 Franklin St. MAO18 Boston, MA 02110-2804 Attention: Elizabeth F. Ryan-Catalano Telephone: 617-664-4056 Fax: 617-728-3078	$15,000,000	2.9%

SCHEDULE 2

[FORM OF]

NOTE
$	New York, New York March [ ], 2002

          FOR VALUE RECEIVED, BOISE CASCADE CORPORATION, a Delaware corporation, promises to pay to the order of                       (the "Lender") at the offices of JPMorgan Chase Bank at [               ] the principal sum of ($            ), or so much thereof as shall have been advanced hereunder against and shall be outstanding in lawful money of the United States together with interest on said principal sum or the unpaid balance thereof from time to time outstanding at the Borrowing Rate as determined from time to time pursuant to the Credit Agreement dated as of March [  ], 2002, by and among the Company and the Lender together with certain other banks and the Administrative Agent named therein (the "Revolving Credit Agreement").

          The Credit Agreement contemplates that the Company shall have the right to obtain a series of Revolving Loans from the Lender during a period beginning on the date hereof and ending on June 30, 2005. This Note is intended to evidence the aggregate principal amount of such Revolving Loans which may be from time to time outstanding as recorded on the schedule attached hereto. All accrued and unpaid interest owed in respect of each Revolving Loan shall be payable on the last day of the Interest Period or quarterly, whichever occurs earlier. Each Revolving Loan, together with all accrued and unpaid interest owed in respect thereof, shall be due and payable on the last day of the Interest Period applicable to such Revolving Loan. All sums owed pursuant to this Note must be paid in full on or before June 30, 2005. The Credit Agreement requires upon satisfaction of certain conditions precedent that the Lender must advance within the limits of its Commitment sufficient funds to refinance Revolving Loans evidenced hereby as they mature; failure of the Lender to so refinance Revolving Loans shall (provided such conditions precedent have been satisfied) provide a defense to the Company's obligations to pay the principal (but not the interest) owed in respect of such Revolving Loan when due to the extent and for so long as the aggregate principal amount of Revolving Exposure of such Lender is equal to or less than the amount of the Lender's Commitment.

          Payment of principal and interest owed pursuant to this Note may be accelerated in accordance with the provisions of the Credit Agreement governing such acceleration. If any principal owed hereunder is not paid when due, it shall bear interest at a rate two percent above the Base Rate from time to time in effect from the date on which payment of such principal was due to the date on which it is paid. The Company may, at its option, prepay all or any portion of the principal outstanding under this Note, but only on the terms and conditions set forth in the Credit Agreement.

          This Note is one of the Notes referred to in the Credit Agreement and is subject in all respects to the terms and conditions thereof. Any term specifically defined in the Credit Agreement shall have the same meaning when used in this Note.

          The amount, date, Interest Period and Borrowing Rate for each Revolving Loan made by the Lender, and each payment or prepayment made on account of the principal thereof or interest thereon, shall be recorded by the Lender on its books.

BOISE CASCADE CORPORATION

by __________________________________
     Title

SCHEDULE 2.01(j)

ENVIRONMENTAL MATTERS

None.

SCHEDULE 3

[FORM OF]

OPINION OF COMPANY'S COUNSEL

March [  ], 2002

Each of the Lenders Which
Is a Party to the
Credit Agreement
referred to below

Ladies and Gentlemen:

          I am Senior Vice President and General Counsel of Boise Cascade Corporation (the "Company") and have held the position of Vice President and General Counsel for a number of years. As such, I am familiar with the affairs of the Company and its Subsidiaries, including the state of corporate organization and business qualification of said corporations, and am familiar with corporate proceedings undertaken to authorize the Credit Agreement dated as of March [  ], 2002, among the Company, the financial institutions parties thereto and JPMorgan Chase Bank, as Administrative Agent. I have acted as counsel for the Company and BCOP in connection with the Credit Agreement. In connection with the preparation of this opinion, I have reviewed such records of the Company and its Subsidiaries and made such inquiries of officers and employees of the Company and its Subsidiaries as I deemed necessary and prudent. All terms specifically defined in the Credit Agreement shall have the meaning assigned therein wherever they are used in this opinion.

          On the basis of the foregoing, I am of the opinion that as of the date hereof:

          1.  Each of the Company and BCOP is a corporation duly organized and validly existing in good standing under the laws of Delaware, and each Subsidiary is a corporation, duly organized and validly existing in good standing under the law of the state or nation of its incorporation.

          2.  Each of the Company and BCOP now has, and did have, at all relevant times in the past, full power and authority to make and perform the Guarantee Agreement and, in the case of the Company, the Credit Agreement and the Notes. The Company, BCOP and each Subsidiary have full power and authority to conduct their respective business as they are currently being conducted.

          3.  Each of the Company, BCOP and each other Subsidiary are duly qualified and in good standing to conduct business in each jurisdiction where their respective ownership of property or the nature of the business transacted by them makes such qualification necessary.

          4.  The execution, delivery and performance of the Credit Agreement, the Guarantee Agreement and the Notes were duly authorized by all necessary corporate action by the Company and, in the case of the Guarantee Agreement, BCOP.

          5.  Subject to limitations as to enforceability which may result from bankruptcy, insolvency and other similar laws affecting creditors' rights generally, the obligations of the Company under the Credit Agreement and the Notes and the obligations of BCOP under the Guarantee Agreement are legal, valid and binding obligations which are enforceable in accordance with their terms.

          6.  There is no action, proceeding or investigation before any court or any governmental agency pending or, to the best of my knowledge, threatened, which, to the best of my knowledge, may result in any judgment, order, decree or liability having a Material Adverse Effect upon the business or condition, financial or other, of the Company, of the Company and its Subsidiaries on a combined basis, and no judgment, decree or order has been issued against the Company which has or will have such an effect.

          7.  Neither the execution and delivery of the Credit Agreement, the Guarantee Agreement or the Notes nor the offering, issuance, performance and compliance with the terms of the Credit Agreement, the Guarantee Agreement and the Notes, conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the date hereof with the Securities and Exchange Commission and/or state Blue Sky authorities) pursuant to, the charter or bylaws of the Company or any of its Subsidiaries, any applicable law, statute, rule or regulation or, to the best of my knowledge, any agreement, instrument, order, judgment or decree to which the Company or any of its Subsidiaries is subject.

          8.  Borrowings in conformity with the Credit Agreement will be in compliance with Regulation U of the Board of Governors of the Federal Reserve System.

Very truly yours,

______________________________
[                     ]
Senior Vice President and General Counsel

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

          Reference is made to the Credit Agreement (the "Credit Agreement") dated as of March [ ], 2002, among BOISE CASCADE CORPORATION, a Delaware corporation (the "Company"), the financial institutions listed on Schedule 1 thereto (the "Lenders"), and JPMORGAN CHASE BANK, a New York banking corporation, as administrative agent (in such capacity, the "Administrative Agent") for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

          1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Assignment Date and the Revolving Loans owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the agreements set forth in Section 3.16 of the Credit Agreement, a copy of which has been received by each such party. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement (including, without limitation, the agreements set forth in Section 9.13) and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement except its obligations under Section 9.13 of the Credit Agreement which obligations shall survive and remain in force and effect for three years after the Assignment and Acceptance becomes effective pursuant to Section 4.

          2. This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms specified in Section 3.12 of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form provided by the Administrative Agent and (iii) a processing and recordation fee of $3,500.

          3. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee's Address for Notices:

Assignment Date (may not be
fewer than 5 Banking Days
after the Date of Assignment):

Assigned Interest	Principal Amount Assigned	Percentage Assigned of aggregate Commitments/Revolving Loans (set forth, to at least 8 decimals, as a percentage of the aggregate Commitments/ Revolving Loans of all Lenders/ Participants thereunder)
Commitment Assigned: Revolving Loans Assigned:	$	%

          4. This Assignment and Acceptance shall become effective when counterparts hereof have been executed on behalf of each of the parties required pursuant to Section 3.16 of the Credit Agreement.

The terms set forth above and on the reverse side hereof are hereby agreed to:
Accepted: */	, as Assignor
BOISE CASCADE CORPORATION	By: _________________________________ Name: Title:
By: Name: Title:	, as Assignee
Accepted: */
By: Name: Title:	JPMORGAN CHASE BANK, as Administrative Agent By: Name: Title:

______________________
*/ To be completed only if consents are required under Section 3.16 of the Credit Agreement.

EXHIBIT B

[FORM OF]

GUARANTEE AGREEMENT

          GUARANTEE AGREEMENT dated as of March [  ], 2002, among BOISE CASCADE CORPORATION (the "Borrower"), each of the subsidiaries of the Borrower listed on Schedule I (the "Guarantors") and JP MORGAN CHASE BANK, as administrative agent (the "Administrative Agent") for the Lenders (as defined in the Credit Agreement referred to below).

          Reference is made to the Credit Agreement dated as of March [  ], 2002, (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among the Borrower, each of the financial institutions as are or may become parties thereto as a Lender and the Administrative Agent. Capitalized terms used and not defined herein are used with the meanings assigned to such terms in the Credit Agreement.

          The Lenders have agreed to make Revolving Loans to the Borrower pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. Each of the Guarantors is a Subsidiary of the Borrower and acknowledges that it will derive substantial benefit from the making of the Loans by the Lenders to the Borrowers. The obligations of the Lenders to make Revolving Loans and of the Issuing Banks to issue Letters of Credit are conditioned on, among other things, the execution and delivery by the Guarantors of a Guarantee Agreement in the form hereof. As consideration therefor and in order to induce the Lenders to make Revolving Loans and the Issuing Banks to issue Letters of Credit, the Guarantors are willing to execute this Agreement for the benefit of the Administrative Agent, the Lenders and the Issuing Banks (collectively, the "Lending Parties").

          Accordingly, the parties hereto agree as follows:

          SECTION 1.  Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Revolving Loans and all unreimbursed LC Disbursements, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrower to the Lending Parties under the Credit Agreement and the other Loan Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to the Credit Agreement and the other Loan Documents (all the monetary and other obligations referred to in the preceding lettered clauses of this paragraph being referred to collectively as the "Obligations"). Each Guarantor waives notice of and hereby consents to any agreements or arrangements whatsoever by the Lending Parties with any other Person pertaining to the Obligations, including agreements and arrangements for payment, extension, renewal, subordination, composition, arrangement, discharge or release of the whole or any part of the Obligations, or for the discharge or surrender of any or all security, or for the compromise, whether by way of acceptance of part payment or otherwise, and the same shall in no way impair the Guarantor's liability hereunder.

          SECTION 2.  Obligations Not Waived. To the fullest extent permitted by applicable law, each of the Guarantors waives presentment to, demand of payment from and protest to the Borrower or any other Person of any of the Obligations, and also waives notice of acceptance of its guarantee, notice of protest for nonpayment, and all other formalities. To the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Lending Party to assert any claim or demand or to enforce or exercise any right or remedy against the Borrower or any other Guarantor under the provisions of the Credit Agreement, any other Loan Document or otherwise, (b) any extension, renewal or increase of or in any of the Obligations, (c) any rescission, waiver, amendment or modification of, or any release from, any of the terms or provisions of this Agreement, the Credit Agreement, any other Loan Document, any guarantee or any other agreement or instrument, including with respect to the Guarantor under this Agreement, (d) the release of (or the failure to perfect a security interest in) any of the security held by or on behalf of the Administrative Agent or any other Lending Party or (e) the failure or delay of any Lending Party to exercise any right or remedy against any other guarantor of the Obligations.

          SECTION 3.  Guarantee of Payment. Each Guarantor further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Lending Party to any of the security held for payment of the Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Lending Party in favor of the Borrower or any other Person.

          SECTION 4.  No Discharge or Diminishment of Guarantee. The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense (other than a defense of payment) or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by the failure of the Administrative Agent or any other Lending Party to assert any claim or demand or to enforce any remedy under the Credit Agreement, any other Loan Document, any guarantee or any other agreement or instrument, by any amendment, waiver or modification of any provision of the Credit Agreement or any other Loan Document or other agreement or instrument, by any default, failure or delay, wilful or otherwise, in the performance of the Obligations, or by any other act, omission or delay to do any other act that may or might in any manner or to any extent vary the risk of such Guarantor or that would otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations) or which would impair or eliminate any right of such Guarantor to subrogation.

          SECTION 5.  Defenses Waived. To the fullest extent permitted by applicable law, each of the Guarantors waives any defense based on or arising out of the unenforceability of the Obligations or any part thereof from any cause or the cessation from any cause of the liability (other than the final and indefeasible payment in full in cash of the Obligations) of the Borrower or any other Person. The Administrative Agent and the other Lending Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other guarantor or exercise any other right or remedy available to them against the Borrower or any other guarantor, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully, finally and indefeasibly paid in cash. Pursuant to applicable law, each of the Guarantors waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other guarantor or any security.

          SECTION 6.  Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Lending Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Lending Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Administrative Agent or such other Lending Party as designated thereby in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest and fees on such Obligations. Upon payment by any Guarantor of any sums to the Administrative Agent or any Lending Party as provided above, all rights of the Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any indebtedness of the Borrower or any Subsidiary now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full of the Obligations. If at any time when any Obligation then due and owing has not been paid, any amount shall be paid to any Guarantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness, such amount shall be held in trust for the benefit of the Lending Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

          SECTION 7.  Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower's financial condition and assets, all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder and agrees that none of the Administrative Agent or the other Lending Parties will have any duty to advise any of the Guarantors of information known to it or any of them regarding such circumstances or risks.

          SECTION 8.  Representations and Warranties. Each of the Guarantors represents and warrants as to itself that all representations and warranties relating to it contained in the Credit Agreement are true and correct.

          SECTION 9.  Termination. The Guarantee made hereunder (a) shall terminate when (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on all Revolving Loans and all unreimbursed LC Disbursements, (ii) no Letters of Credit remain outstanding, and (iii) all other Obligations then due and owing, have in each case been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement and (b) shall continue to be effective or be reinstated, as the case may be, if at any time any payment, or any part thereof, on any Obligation is rescinded or must otherwise be restored by any Lending Party upon the bankruptcy or reorganization of the Borrower, or any Guarantor or otherwise.

          SECTION 10.  Binding Effect; Several Agreement; Assignments. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantors that are contained in this Agreement shall bind and inure to the benefit of each party hereto and their respective successors and assigns. This Agreement shall become effective as to any Guarantor when a counterpart hereof (or a Supplement referred to in Section 19) executed on behalf of such Guarantor shall have been delivered to the Administrative Agent and a counterpart hereof (or a Supplement referred to in Section 19) shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Guarantor and the Administrative Agent and their respective successors and assigns, and shall inure to the benefit of such Guarantor, the Administrative Agent and the other Lending Parties, and their respective successors and assigns, except that no Guarantor shall have the right to assign its rights or obligations hereunder or any interest herein (and any such attempted assignment shall be void).

          SECTION 11.  Waivers; Amendment.

          (a) No failure or delay of the Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent hereunder and of the other Lending Parties under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to a written agreement entered into between the Guarantors to which such waiver, amendment or modification relates and the Administrative Agent with consent required under the Credit Agreement.

          SECTION 12.  Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

          SECTION 13.  Notices. All communications and notices hereunder shall be in writing and given as provided in Section 9.06 of the Credit Agreement. All communications and notices hereunder to each Guarantor shall be given to it at its address set forth in Schedule I with a copy to the Borrower.

          SECTION 14.  Survival of Agreement; Severability.

          (a) All covenants, agreements, representations and warranties made by the Guarantors and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the other Lending Parties and shall survive the making by the Lenders of the Revolving Loans and the issuance of Letters of Credit by the Issuing Banks regardless of any investigation made by the Lending Parties or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Revolving Loan, any unreimbursed LC Disbursements or any other fee or amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit or Commitment remains outstanding.

          (b) In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 15.  Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 10. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 16.  Jurisdiction; Consent to Service of Process.

          (a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any other Lending Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any Guarantor or its properties in the courts of any jurisdiction.

          (b) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Agreement irrevocably consents to service of process by mail to the address provided in accordance with Section 13. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 17.  Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this agreement or the other loan documents. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this agreement and the other loan documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 17.

          SECTION 18.  Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lending Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lending Party to or for the credit or the account of any Guarantor against any or all the obligations of such Guarantor now or hereafter existing under this Agreement and the other Loan Documents held by such Lending Party, irrespective of whether or not the Administrative Agent or any Lending Party shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lending Party under this Section 18 are in addition to other rights and remedies (including other rights of setoff) which such Lending Party may have.

          SECTION 19. Additional Guarantors. The Borrower and the Administrative Agent may agree that a Subsidiary shall become a Guarantor under this Agreement. Upon execution and delivery after the date hereof by the Administrative Agent and such a Subsidiary of a Supplement in the form of Annex 1, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any Supplement adding an additional Guarantor as a party to this Agreement shall not require the consent of any other Guarantor hereunder. The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding (a) the addition of any new Guarantor as a party to this Agreement or (b) the release of any other Guarantor.

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BOISE CASCADE CORPORATION,

by  __________________________________
     Name:
     Title:

BOISE CASCADE OFFICE PRODUCTS CORPORATION,

by  __________________________________
     Name:
     Title:

JP MORGAN CHASE BANK, as Administrative Agent,

by  __________________________________
     Name:
     Title:

Schedule I to the
Guarantee Agreement

Subsidiary	Address
Boise Cascade Office Products Corporation	800 West Bryn Mawr Ave. Itasca, Illinois 601-1594 Attention: Chief Financial Officer Telecopy: 630-775-5008

With a copy to:
Boise Cascade Corporation Attention: Senior Vice President and General Counsel 1111 West Jefferson Street P.O. Box 50 Boise, ID 83728-0001 Telecopy: 208-384-4912

Annex 1 to the
Guarantee Agreement

          SUPPLEMENT NO. dated as of , to the Guarantee Agreement dated as of March [  ], 2002 (the "Guarantee Agreement"), among BOISE CASCADE CORPORATION (the "Borrower") each of the subsidiaries of the Borrower listed on Schedule I thereto (the "Guarantors"), and JPMORGAN CHASE BANK, as administrative agent, (the "Administrative Agent") for the Lenders (as defined in the Guarantee Agreement).

          A. Reference is made to the Credit Agreement dated as of March [  ], 2002, (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement") among the Borrower, each of the financial institutions as are or may become parties thereto as a Lender and the Administrative Agent.

          B. Capitalized terms used and not otherwise defined herein are used with the meanings assigned to such terms in the Guarantee Agreement and the Credit Agreement.

          C. The Guarantors have entered into the Guarantee Agreement in order to induce the Lenders to make Loans. Section 19 of the Guarantee Agreement provides that if the Borrower and the Administrative Agent agree, Subsidiaries may become Guarantors under the Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary of the Borrower (the "New Guarantor") is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guarantee Agreement in order to induce the Lenders to make additional Loans and as consideration for Loans previously made.

          Accordingly, the Administrative Agent and the New Guarantor agree as follows:

          SECTION 1. In accordance with Section 19 of the Guarantee Agreement, the New Guarantor by its signature below becomes a Guarantor under the Guarantee Agreement with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee Agreement applicable to it as a Guarantor thereunder (including its guarantee of the Obligations) and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a "Guarantor" in the Guarantee Agreement shall be deemed to include the New Guarantor.

          SECTION 2. The New Guarantor represents and warrants to the Administrative Agent and the other Lenders that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

          SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Supplement.

          SECTION 4. Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.

          SECTION 5. This supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

          SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 13 of the Guarantee Agreement. All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below, with a copy to the Borrower.

          SECTION 8. The New Guarantor agrees to reimburse the Administrative Agent for its out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Administrative Agent.

          IN WITNESS WHEREOF, the New Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[Name Of New Guarantor],

by ___________________________________
     Name:
     Title:
     Address:

JPMORGAN CHASE BANK, as Administrative Agent,

by ___________________________________
     Name:
     Title: